                                                                       Exhibit 2

                               PURCHASE AGREEMENT

                                  by and among

                        Thermo BioAnalysis Corporation,
                          Thermo BioAnalysis Limited,
                     Thermo BioAnalysis (Guernsey) Limited,
                             Thermo BioAnalysis SA,
                                  DLW Inc. and
                      BioAnalysis International Sales Inc.

                                  (as Buyers),


                         Thermo Instrument Systems Inc.

                              (as Buyers' Parent),


                                      and


                          Dynatech Laboratories, Inc.,
                            Dynatech Hong Kong Ltd.,
                         Dynatech Corporation Limited,
                        Laboratoires Dynatech, S.A.R.L.,
                     Dynatech Medical Products Limited and
                              Dynatech Corporation

                                  (as Sellers)





                                February 5, 1996

                               PURCHASE AGREEMENT

                                     INDEX

SECTION 1.  PURCHASE AND SALE OF ASSETS                                              2
     1.1     Sale of Assets                                                          2
     1.2     Excluded Assets                                                         3
     1.3     Assumption of Liabilities                                               4
     1.4     Purchase Price and Payment                                              6
     1.5     The Closing                                                             7
     1.6     Delivery of Agreements of Assumption of Liabilities                     8
     1.7     Transfer of Subject Assets; Closing Deliveries                          8
     1.8     Delivery of Records and Contracts; Further Assurances                   8
     1.9     Allocation of Purchase Price                                            9
     1.10    Sales and Transfer Taxes                                                10

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE SELLERS                            10
     2.1     Organization and Qualification of the Sellers, Dynatech sro and
             Dynatech GmbH                                                           10
     2.2     Subsidiaries; Dynatech sro and Dynatech GmbH                            10
     2.3     Ownership of Capital Stock of the Sellers, Dynatech sro and
             Dynatech GmbH                                                           11
     2.4     Authority of the Sellers                                                11
     2.5     Finder's Fee                                                            12
     2.6     Status of Tangible Property                                             12
     2.7     Financial Statements                                                    13
     2.8     Taxes                                                                   14
     2.9     Accounts Receivable                                                     14
     2.10    Absence of Certain Changes                                              14
     2.11    Consents and Approvals                                                  15
     2.12    Intellectual Property                                                   15
     2.13    Litigation                                                              16
     2.14    Insurance                                                               16
     2.15    Environmental Matters                                                   16
     2.16    Employee Benefit Plans                                                  17
     2.17    Permits                                                                 18
     2.18    Customers and Distributors; Relationships                               18
     2.19    Transactions with Affiliates                                            18
     2.20    Inventories                                                             19
     2.21    Contracts                                                               19
     2.22    Compliance with Laws                                                    19
     2.23    Employees; Labor Matters                                                20
     2.24    Backlog                                                                 20

     2.25    Product Quality; Warranties; Recalls                                    20
     2.26    Disclaimer                                                              21
     2.27    Sufficient Funds                                                        21
     2.28    Definition of Knowledge                                                 21

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE BUYERS                             21
     3.1     Organization                                                            21
     3.2     Ownership of the Buyers                                                 21
     3.3     Authority of the Buyer and Buyers' Parent                               22
     3.4     Consents and Approvals                                                  22
     3.5     Litigation                                                              22
     3.6     Finder's Fee                                                            23
     3.7     No Knowledge of Breach                                                  23
     3.8     Sufficient Funds                                                        23

SECTION 4.   CONDITIONS TO OBLIGATIONS                                               23
     4.1     Conditions to Obligations of the Buyers                                 23
     4.2     Conditions to Obligations of the Sellers                                24

SECTION 5.  CERTAIN COVENANTS                                                        25
     5.1     Proprietary Information; Confidentiality                                25
     5.2     No Solicitation or Hiring of Former Employees                           26
     5.3     Noncompetition Agreement                                                27
     5.4     Provision of Financial Information                                      27
     5.5     Product Warranty Matters                                                27
     5.6     Transitional Use of Dynatech Names                                      28
     5.7     Subleases; Assignments                                                  30
     5.8     Certain Bonuses Payable by Dynatech                                     30

SECTION 6.  MODIFICATION, WAIVER AND TERMINATION                                     31
     6.1     Modification and Amendments                                             31
     6.2     Waivers                                                                 31
     6.3     Termination                                                             31
     6.4     Effect of Termination                                                   31

SECTION 7.  EMPLOYEES                                                                32
     7.1     Offers of Employment of Employees; Benefits                             32
     7.2     Responsibility for Obligations to Non-Transferred Employees;
             Constructive Termination                                                32
     7.3     No Third Party Rights                                                   33
     7.4     Certain Transitional Benefit Matters                                    33
     7.5     Effect of Transfer Regulations                                          34
     7.6     Hong Kong Employees                                                     34

SECTION 8.  [INTENTIONALLY OMITTED]

SECTION 9.  INDEMNIFICATION                                                          35
     9.1     Indemnification by the Sellers                                          35
     9.2     Limitations on Indemnification by the Sellers                           36
     9.3     Indemnification by the Buyers                                           37
     9.4     Limitations on Indemnification by the Buyers                            38
     9.5     Notice; Defense of Claims                                               38
     9.6     Payment of Claims; Arbitration                                          39
     9.7     Definition of Damages                                                   39
     9.8     Limitation on Remedies                                                  40

SECTION 10.  MISCELLANEOUS                                                           40
     10.1    Bulk Sales Law                                                          40
     10.2    Fees and Expenses                                                       40
     10.3    Governing Law                                                           40
     10.4    Notices                                                                 40
     10.5    Entire Agreement                                                        41
     10.6    Assignability; Binding Effect                                           42
     10.7    Captions and Gender                                                     42
     10.8    Execution in Counterparts                                               42
     10.9    Amendments                                                              42
     10.10   Press Releases                                                          42
     10.11   Consent to Jurisdiction                                                 43

DISCLOSURE MEMORANDUM

EXHIBITS

     1.1     Identity of Buyers and Sellers
     1.6     Form of Agreement of Assumption of Liabilities and Excluded
             Liabilities
     1.9     Allocation of Purchase Price
     3.1     Organization of the Buyers and Buyers' Parent
     5.4     Financial Information to be Provided to the Sellers
     7.1     List of Employees

                               PURCHASE AGREEMENT


          AGREEMENT entered into as of February 5, 1996 by and among (i) Thermo BioAnalysis Corporation, a Delaware corporation ("BioAnalysis"); Thermo BioAnalysis Limited, a company organized under the laws of England; Thermo BioAnalysis (Guernsey) Limited, a company organized under the laws of Guernsey; Thermo BioAnalysis SA, a French socite anonyme; DLW Inc., a Virginia corporation; BioAnalysis International Sales Inc., a Delaware corporation (each such entity, a "Buyer" and such entities, collectively, the "Buyers"); and Thermo Instrument Systems, Inc., a Delaware corporation of which the Buyers are direct or indirect subsidiaries ("Buyers' Parent"); on the one hand, and (ii) Dynatech Laboratories, Inc., a Delaware corporation; Dynatech Hong Kong Ltd., a private company organized under the laws of Hong Kong; Dynatech Corporation Limited, a company organized under the laws of England; Laboratoires Dynatech, S.A.R.L., a French limited liability company; and Dynatech Medical Products Limited, a company organized under the laws of Guernsey (each such entity, together with Dynatech Laboratories spol. s.r.o, a limited liability company organized under the laws of the Czech Republic ("Dynatech sro"), and Dynatech Deutschland GmbH, a limited liability company organized under the laws of the Federal Republic of Germany ("Dynatech GmbH"), a "Dynatech Entity" and all such entities, together with Dynatech sro and Dynatech GmbH, collectively, the "Dynatech Entities"); and Dynatech Corporation, a Massachusetts corporation ("Dynatech"), of which the Dynatech Entities are direct or indirect wholly-owned subsidiaries. The Dynatech Entities (other than Dynatech sro and Dynatech GmbH) are sometimes hereinafter referred to collectively as the "Sellers" or individually as a "Seller."

                               W I T N E S S E T H

         WHEREAS, the Dynatech Entities are engaged in the business of designing, manufacturing and marketing in vitro diagnostic instrumentation and disposables for the worldwide immunodiagnostic market (the "Business").

         WHEREAS, subject to the terms and conditions hereof, each Seller desires to sell the portion of the Business conducted by such Seller; each Seller other than Dynatech and Dynatech Corporation Limited desires to sell substantially all of its properties and assets; Dynatech Corporation Limited desires to sell certain of its assets and properties used by Dynatech Corporation Limited in the conduct of the portion of its business conducted by its Dynatech Laboratories division (the "UK Business"); and Dynatech desires to sell all of the ownership interests in Dynatech sro and all of the share capital of Dynatech GmbH; and

         WHEREAS, subject to the terms and conditions hereof, the Buyers desire to purchase said properties and assets of the Sellers for the consideration specified herein and the assumption by the Buyers of certain liabilities and obligations of the Dynatech Entities;

         NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:


SECTION 1.  PURCHASE AND SALE OF ASSETS.

         1.1 Sale of Assets. Subject to the provisions of this Agreement, each Seller agrees to sell and each Buyer as identified on Exhibit 1.1 hereto agrees to purchase, at the Closing (as defined in Section 1.5 hereof), all of the properties, assets and rights of such Seller of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, owned by such Seller as of the Closing Date (as defined in Section 1.6) which are used primarily by such Seller in the conduct of the portion of the Business, or in the case of Dynatech Corporation Ltd., the UK Business, conducted by such Seller other than the Excluded Assets (as defined in Section 1.2 below), including, without limitation:

             (a) All of such Seller's machinery, equipment, tools, furniture, fixtures, motor vehicles, supplies, catalogs, product literature and other tangible assets listed in Section 1.1(a) of the Disclosure Memorandum attached hereto (the "Disclosure Memorandum");

             (b) All of such Seller's inventories of raw materials, work in process, finished products and resale merchandise listed in Section 1.1(b) of the Disclosure Memorandum;

             (c) All of the contracts, agreements and personal property leases to which such Seller is a party, including, without limitation, the contracts, agreements and personal property leases listed in Section 1.1(c) of the Disclosure Memorandum, excluding in the case of Dynatech Corporation Limited contracts and agreements which are not related to the UK Business (the "Contracts");

             (d) All of such Seller's patents, trademarks, trade names (except as set forth in Section 1.2(d) hereof), service marks, copyrights, trade secrets, technology, inventions, proprietary information, know-how, licenses, data, designs, drawings, specifications and other documents related thereto, including without limitation those items listed in Section 1.1(d) of the Disclosure Memorandum;

             (e) All of such Seller's accounts, accounts receivable and notes receivable, excluding in the case of Dynatech Corporation Limited accounts and notes receivable booked with respect to the portion of Dynatech Corporation Limited's business that is not a part of the UK Business;

             (f) All of such Seller's licenses, permits and regulatory approvals (to the extent transferable) listed in Section 2.17 of the Disclosure Memorandum;

             (g) Except as set forth in Section 1.2(b) below, all of such Seller's books and records, wherever located, that relate primarily to the Business;

             (h) All of such Seller's other intangible assets not described above that are primarily related to the Business;

             (i) All of the issued and outstanding share capital of Dynatech GmbH and of Dynatech sro (collectively, the "Shares"); and

             (j) Dynatech Laboratories, Inc.'s lock-box maintained at Bank of Boston; Dynatech Corporation Limited's lock-box maintained at Barclays Bank; and Laboratoires Dynatech S.A.R.L.'s lock-box maintained at BNP.

         The assets, property and rights of the Sellers to be sold to and purchased by the Buyers under this Agreement (including the Shares) are hereinafter sometimes referred to as the "Subject Assets."

         1.2 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, there shall be excluded from the Subject Assets those assets listed on
Section 1.2 of the Disclosure Memorandum and the following property:

             (a) Cash and intercompany accounts between any of the Dynatech Entities (including Dynatech sro and Dynatech GmbH) on the one hand, and Dynatech or any of its subsidiaries (other than the Dynatech Entities (including Dynatech sro and Dynatech GmbH)) on the other hand;

             (b) Each Seller's corporate seals, corporate franchise, Articles of Incorporation (or comparable charter document) ("Charter"), By-laws, stock record books, corporate record books containing minutes of meetings of directors and stockholders and such other records as have to do exclusively with such Seller's organization or stock capitalization (collectively, the "Corporate Records");

             (c) All assets of Dynatech Corporation Limited which are not used primarily in the UK Business; and

             (d) All of Dynatech's and each Seller's right, title and interest in the name "Dynatech", other than the rights granted to the Buyers for the six-month period commencing on the Closing Date in accordance with Section 5.6 hereof.

         The assets, property and rights of the Sellers to be excluded from the sale to the Buyers shall be referred to as the "Excluded Assets."

         1.3 Assumption of Liabilities. Upon the sale and purchase of the Subject Assets, and subject to the provisions of this Agreement, each Buyer as identified on Exhibit 1.1 hereto agrees to assume and to pay or to discharge when due in accordance with their respective terms, only the following liabilities and obligations (collectively, the "Liabilities"):

             (a) The liabilities and obligations of the Dynatech Entities shown or reflected and reserved against on the Base Balance Sheet (as defined in Section 2.7 hereof) (but not in amounts in excess of the amounts so shown, reflected or reserved against), excluding any of such liabilities and obligations discharged since the date of the Base Balance Sheet;

             (b) All liabilities and obligations of the Dynatech Entities incurred in connection with the Business in the ordinary course of such business from and after the date of the Base Balance Sheet to the Closing Date to the extent such liabilities or obligations (i) have not been satisfied prior to the Closing Date and (ii) are shown or reflected and reserved against on the Closing Net Asset Statement (as defined in Section 1.4(b) hereof) (but not in amounts in excess of the amounts so shown, reflected or reserved against);

             (c) Liabilities and obligations with respect to product or service warranties (excluding product liability claims) for products or services of the Business sold or delivered by any of the Dynatech Entities prior to the Closing; and

             (d) All liabilities and obligations of the Dynatech Entities under the Contracts listed in Section 1.1(c) of the Disclosure Memorandum to the extent that such liabilities or obligations accrue subsequent to the Closing or relate to the period of time after the Closing.

         Notwithstanding the foregoing, the Buyers shall not assume and shall not pay any of the following liabilities or obligations:

                 (i) Taxes (as defined in Section 2.8 hereof) of Dynatech or of any Dynatech Entity relating to periods before the Closing or incurred by Dynatech or by any of the Dynatech Entities in connection with this Agreement and the transactions provided for herein), including any liability for Taxes arising out of the inclusion of any of the Dynatech Entities in any group filing consolidated, combined or unitary tax returns or arising out of any transferee liability, it being specifically agreed that the Buyers shall not be deemed to be the Sellers' transferees with respect to any Tax liability;

                 (ii) Liabilities of Dynatech or of any Dynatech Entity under any Environmental Law (as defined in Section 2.15 hereof) (A) arising from the generation, transportation, storage, treatment, disposal or management of any Hazardous Waste (as defined in Section 2.15) at any facility of Dynatech or of any Dynatech Entity or at any site to which any such Hazardous Waste generated by Dynatech or by any Dynatech Entity was transported prior to the Closing Date or (B) otherwise resulting from the conduct of the Business by any Dynatech Entity prior to the Closing Date;

                 (iii) Liabilities in connection with or relating to any and all actions, suits, claims, proceedings, demands, assessments and judgments, costs, losses, liabilities, damage, deficiencies and expenses (whether or not arising out of third-party claims) in connection with any litigation or any governmental or administrative proceedings to the extent arising out of events occurring prior to the Closing Date;

                 (iv) Liabilities and obligations of any of the Dynatech Entities for product liability claims with respect to products sold by any of the Dynatech Entities prior to the Closing Date;

                 (v) Liabilities and obligations of Dynatech or of any of the Dynatech Entities with respect to any current, retired or former employee of such Dynatech Entities, including liabilities for salary, bonuses, commissions, contingent payments and other compensation for services provided prior to the Closing Date, and including liabilities for worker's compensation and other employee claims, grievances or other proceedings arising out of events occurring prior to the Closing Date (but excluding any liabilities for accrued vacation on the books of Dynatech GmbH, which shall be assumed);

                 (vi) Liabilities and obligations of Dynatech or of any of the Dynatech Entities under any pension, benefit, profit sharing, retirement, stock, deferred compensation, welfare, insurance, disability, salary continuation (other than the salary continuation obligations assumed by the Buyers pursuant to Section 7.1 hereof) and other similar plans, programs and agreements maintained by Dynatech or by any Dynatech Entity at any time in the past; or

                 (vii) Any other liabilities and obligations of Dynatech or of any of the Dynatech Entities (including without limitation any liabilities, penalties or other costs which may be imposed on any of the Buyers or any of the Dynatech Entities arising out of any violation of any applicable law by any of the Dynatech Entities prior to the Closing Date and/or any failure by any Dynatech Entity to have obtained and have in effect at all relevant times any permit, license, approval or authorization necessary to conduct its business as such business was conducted prior to the Closing Date), except for the Liabilities, as defined in Sections 1.3(a) through Section 1.3(d) above.

         The liabilities and obligations which are not assumed by the Buyers under this Agreement are hereinafter sometimes referred to as the "Excluded Liabilities." Upon the sale and purchase of the Subject Assets, and subject to the provisions of this Agreement, Dynatech and the Sellers hereby expressly agree to assume and to pay or to discharge when due any of the Excluded Liabilities to the extent that such Excluded Liabilities may be liabilities or obligations of Dynatech sro or Dynatech GmbH. Any Excluded Liability to which any Buyer shall succeed as a matter of law notwithstanding the express terms of this Agreement shall, as between the parties, nonetheless be deemed to be an Excluded Liability, which, as between the Parties shall be the sole obligation of Dynatech and the Sellers. The assumption of said Liabilities by any party hereunder shall not enlarge any rights of third parties under contracts or arrangements with the Buyers or the Sellers and nothing herein shall prevent any party from contesting in good faith with any third party any of said Liabilities.

         1.4 Purchase Price and Payment.

             (a) In consideration of the sale by the Sellers to the Buyers of the Subject Assets, subject to the assumption by the Buyers of the Liabilities and the satisfaction of all of the conditions contained herein, the Buyers agree that at the Closing they will deliver to an account or accounts designated in writing by Dynatech a bank cashier's check(s) or wire transfer(s) of immediately available funds in the aggregate amount of Forty-Three Million Dollars ($43,000,000) (the "Purchase Price"), subject to adjustment as set forth in
Section 1.4(b) hereof. The Purchase Price shall be allocated among the Sellers in the manner provided in Section 1.9 hereof and, to the extent that any funds representing any portion of the aggregate Purchase Price so allocated to the acquisition of the Subject Assets or Shares from any Seller are in fact received from the Buyers by Dynatech, Dynatech shall receive such funds solely as agent for such Seller.

             (b) Within 30 calendar days after the Closing, Dynatech shall deliver to BioAnalysis a statement setting forth the Net Tangible Assets of the Business (as defined below) of the Closing Date (the "Closing Net Asset Statement"). BioAnalysis shall provide Dynatech and its accountants and advisors with access (during BioAnalysis' normal business hours and upon reasonable notice) to all data, workpapers and other information reasonably required for Dynatech to prepare the Closing Net Asset Statement. The Purchase Price shall then be either (i) increased by the amount by which the Net Tangible Assets of the Business as set forth on the Closing Net Asset Statement exceed $13,500,000; or (ii) decreased by the amount by which $13,500,000 exceeds the Net Tangible Assets of the Business as set forth on the Closing Net Asset Statement (such amount, as the case may be, the "Purchase Price Adjustment"); provided, however, that no Purchase Price Adjustment will be due or payable to any party hereto in the event that the difference between the Net Tangible Assets of the Business as set forth on the Closing Net Asset Statement and $13,500,000 is less than $200,000.

             (c) For purposes of this Section 1.4, the Net Tangible Assets of the Business shall equal the value of the tangible Subject Assets (excluding the value of the Shares but including the value of the assets of Dynatech sro and Dynatech GmbH (collectively, the "Incorporated Assets") as reflected on the Closing Net Asset Statement less the Liabilities, and the value of the tangible Subject Assets shall be determined in accordance with Dynatech's standard accounting practices and policies, provided, however that (i) such practices and policies shall conform in all material respects to United States generally accepted accounting principles and (ii) such practices and policies shall be applied on a basis consistent with Dynatech's practices for prior year-end audits.

             (d) Dynatech shall provide BioAnalysis and its accountants and advisors with access (during Dynatech's normal business hours and upon reasonable notice) to all data, workpapers and other information from which the Closing Net Asset Statement was prepared. If BioAnalysis notifies Dynatech in writing of any disagreement with respect to any amount set forth in the Closing Net Asset Statement submitted by Dynatech within the 45 days after the receipt thereof by BioAnalysis, then BioAnalysis and Dynatech shall attempt to resolve any such disagreement in good faith and on a reasonable schedule. If BioAnalysis does not provide such a written notice to Dynatech within 45 days after the receipt of the Closing Net Asset Statement by BioAnalysis (as such period may be extended pursuant to Section 5.8 hereof) , then the Closing Net Asset Statement submitted by Dynatech shall be deemed to be accepted by BioAnalysis and shall be final and binding on the parties for purposes of determining the Purchase Price Adjustment (if any). If the parties are unable to agree on the Closing Net Asset Statement or the Purchase Price Adjustment by the close of business on the 120th day after the Closing, then the parties shall retain an internationally recognized accounting firm (which shall not be Coopers & Lybrand LLP or Arthur Andersen LLP) to resolve any dispute between them and the Closing Net Asset Statement and the Purchase Price Adjustment determined by such accounting firm shall be binding upon the parties. BioAnalysis and Dynatech shall each pay one-half of such accounting firm's fees and expenses.

             (e) In the event an adjustment to the Purchase Price is made or resolved pursuant to the terms of this Section 1.4, the following payments shall be made:

                 (i) if the Purchase Price has been adjusted upward, the Buyers shall, within two (2) business days of the resolution of such adjustment, pay to an account or accounts designated in writing by Dynatech such adjustment amount; or

                 (ii) if the Purchase Price has been adjusted downward, Dynatech shall, within two (2) business days of the resolution of such adjustment, pay to an account or accounts designated in writing by BioAnalysis such adjustment amount.

         1.5 The Closing. The closing of the purchase and sale provided for in this Agreement (herein called the "Closing") shall take place at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02254 at 10:00 a.m., local time, on the later of (i) February 7, 1996 and (ii) the satisfaction of all other conditions to Closing as set forth in Section 5 hereof, or at such other time or date as may be mutually agreeable to the parties hereto (the date on which the Closing occurs being herein called the "Closing Date"). All transactions at the Closing shall be deemed to take place as of the end of the business day in Boston, Massachusetts, on the Closing Date simultaneously and no transaction shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered until all transactions are completed and all documents (other than the Local Transfer Agreements (as defined in Section 10.5)) are delivered.

         1.6 Delivery of Agreements of Assumption of Liabilities. At the Closing, each Buyer shall deliver or cause to be delivered to the appropriate Seller, as identified on Exhibit 1.1, an Agreement for Assumption of the Liabilities by such Buyer in substantially the form of Exhibit 1.6 hereto, and Dynatech shall deliver or cause to be delivered to BioAnalysis an Agreement for Assumption of the Excluded Liabilities of Dynatech sro and Dynatech GmbH by Dynatech in substantially the form of Exhibit 1.6 hereto.

         1.7 Transfer of Subject Assets; Closing Deliveries.

             (a) At the Closing, each Seller shall deliver or cause to be delivered to the appropriate Buyer, as identified on Exhibit 1.1, good and sufficient instruments of transfer transferring to such Buyer all of such Seller's right, title and interest in and to all the Subject Assets owned by such Seller. Such instruments of transfer (a) shall be in the form and will contain provisions not inconsistent with the provisions hereof which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance reasonably satisfactory to the Buyers and their counsel, and (c) shall effectively vest in the appropriate Buyer all of the appropriate Seller's right, title and interest in and to the Subject Assets, free and clear of all liens, restrictions and encumbrances other than the Liabilities.

             (b) At the Closing, in addition to the taking of such other actions as may be provided in this Agreement, each party shall deliver such closing certificates, documents and opinions of counsel as may be reasonably requested by counsel to the other parties hereto.

         1.8 Delivery of Records and Contracts; Further Assurances.

             (a) At the time of the Closing, subject to Section 1.8(b) below, each Seller shall deliver or cause to be delivered to the appropriate Buyer all of such Seller's leases, contracts, commitments, agreements and rights which are included in the Subject Assets, with such assignments thereof and consents to assignments as are necessary to assure such Buyer of the full benefit of the same. Each Seller shall also deliver to the appropriate Buyer at the time of the Closing all of such Seller's business records, copies of all Tax returns, books and other data relating to the Business (or the UK Business) (except corporate records and other property of such Seller excluded under Section 1.2(b)), and each Seller shall take all requisite steps to put the Buyer in actual possession and operating control of the Subject Assets of the Seller. For a period of six
(6) years after Closing, or such longer period as may be reasonably requested by Dynatech, upon written request of Dynatech, BioAnalysis or its successor shall make or cause to be made available to Dynatech, as the case may be, (i) all books and records included in the Subject Assets that are needed by any Seller or any successors or assigns for a valid business purpose, and permit Dynatech and its agents to inspect and copy such books and records and (ii) assistance in arranging discussions with officers, employees and agents of the Buyers and their parent or affiliate companies on matters which relate to the Business as previously conducted by the Sellers and the same as continued by the Buyers, provided that all such inspection or assistance shall be at reasonable times as may be mutually agreed upon by such BioAnalysis and Dynatech and shall be at Dynatech's sole cost and expense.

             (b) If an attempted sale, conveyance, assignment, transfer or delivery of any contracts, claims, leases, commitments, franchises, privileges, permits, consents, certificates, licenses or any other assets, rights or benefits to be sold, conveyed, assigned, transferred and delivered to any Buyer which are included in the Subject Assets (collectively, the "Rights") would be ineffective without the consent of any other person, and such consent has not been obtained on or before the Closing Date, this Agreement shall not constitute an assignment or an attempted assignment of such Right if such assignment or attempted assignment would constitute a breach thereof or be unlawful. In such case, each Seller at and after the Closing will, at the request and under the direction of the Buyers and in the name of such Seller or otherwise as the Buyers shall specify, take or cause to be taken all such action (including without limitation the appointment of the Buyers as attorney-in-fact for such Seller, but with powers limited to the specific purposes contemplated hereby) and do or cause to be done all such things as shall in the reasonable opinion of the Buyers or their counsel be necessary or proper to (a) assure that Rights shall be preserved for the benefit of the Buyers, and (b) facilitate receipt by the Buyers of the consideration to which the Sellers would otherwise be entitled in and under all Rights, which consideration shall be held for the benefit of, and shall be delivered to, the Buyers. In order to accomplish the foregoing, the Sellers may designate the Buyers as subcontractors to perform obligations of any Seller under any Rights. The Seller whose Rights are being assigned shall also use commercially reasonable efforts to obtain, as soon as practicable, the consent of each such or other person in all cases in which such consent is required, and such Seller and the Buyers will cooperate in any reasonable arrangement designed to enable such Seller to perform its obligation hereunder, and to provide for the assumption by the appropriate Buyer of the benefits, risks and burdens of any such agreement. Nothing in this Section shall in any way diminish the obligations hereunder of the Sellers to use commercially reasonable efforts to obtain all consents and approvals and to take all such other actions prior to or at Closing as are necessary to enable the Sellers to convey or assign valid title to all the Subject Assets to the Buyers.

             (c) The Sellers from time to time after the Closing at the request of the Buyers and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as the Buyers may reasonably require to more effectively transfer and assign to, and vest in, the Buyers each of the Subject Assets.

         1.9 Allocation of Purchase Price. The Purchase Price and all other capitalized costs of consummating the transactions contemplated by this Agreement shall be allocated among the Subject Assets as set forth on Exhibit
1.9 hereto. Such allocation shall be binding upon the Buyers and the Sellers for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and tax purposes). The Buyers and the Sellers also each agree to report all federal, state, foreign, provincial and local income and other tax consequences of the transactions contemplated hereby consistently with the foregoing and agree not to take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation or otherwise.

         1.10 Sales and Transfer Taxes. Notwithstanding any other provision of this Agreement, all sales, transfer or similar taxes required to be paid in respect of the conveyances, assignments or transfers contemplated hereby shall be paid by the Buyers.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

         The Sellers hereby represent and warrant to the Buyers, jointly and severally, that except as set forth in the Disclosure Memorandum (specifying the relevant subsection of this Section 2):

         2.1 Organization and Qualification of the Sellers, Dynatech sro and Dynatech GmbH. Each Seller, and each of Dynatech sro and Dynatech GmbH, has been duly organized, validly existing and in good standing under the laws of the jurisdiction set forth next to its name in Section 2.1 of the Disclosure Memorandum with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. The copies of the Articles of Association of Dynatech GmbH (as amended to date and as certified by its Commercial Registry) and the Prague Commercial Register Extract of Dynatech sro (as amended to date), each heretofore delivered to the Buyers' counsel, are complete and correct, and no amendments thereto are pending. Each Seller, and each of Dynatech sro and Dynatech GmbH, is duly qualified and to conduct its business and own its property in all jurisdictions wherein the character of the properties owned or leased by them or the nature of the activities thereof makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the Subject Assets or the Business or financial condition of the Dynatech Entities (excluding the portion of Dynatech Corporation Limited's business that is not a part of the UK Business) taken as a whole (a "Material Adverse Effect").

         2.2 Subsidiaries; Dynatech sro and Dynatech GmbH.

             (a) No Seller has any subsidiaries except as set forth in Section
2.2 of the Disclosure Memorandum. No Seller owns or has any interest in any corporation, partnership or joint venture except as set forth in Section 2.2 of the Disclosure Memorandum.

             (b) The registered capital of Dynatech sro amounts to 100,000 Czech crowns, all of which are fully paid and registered in the Prague Commercial Register. The books and records of Dynatech sro, including without limitation the books of account and minute books, are complete and correct in all respects except as would not have a material adverse effect on the business of Dynatech sro.

             (c) The registered share capital of Dynatech GmbH amounts to DM 2,000,000, and consists of two shares in the nominal amounts of DM 100,000 and DM 1,900,000, all of which are fully paid up. The books and records of Dynatech GmbH, including without limitation the books of account and minute books, are complete and correct in all respects except as would not have a material adverse effect on the business of Dynatech GmbH.

         2.3 Ownership of Capital Stock of the Sellers, Dynatech sro and Dynatech GmbH. The beneficial and record owner of all of the issued and outstanding shares (or registered share capital, as the case may be) of each Dynatech Entity is set forth in Section 2.3 of the Disclosure Memorandum. Without limiting the generality of the foregoing, Dynatech is the lawful record and beneficial owner of all of the Shares, free and clear of any liens, claims, restrictions (including restrictions upon transfer), equities or encumbrances. All of the outstanding Shares have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights and/or sub-participations. There are no options, warrants, contracts, calls, commitments or demands of any nature relating to the Shares, or to authorized, issued or unissued ownership interests in Dynatech sro or share capital of Dynatech GmbH.

         2.4 Authority of the Sellers. Each Seller has all necessary authority and power to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action of each Seller, and no other action on the part of each Seller is required in connection therewith. This Agreement constitutes, and the other agreements executed by each Seller in connection herewith constitute, the valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms. Except as set forth in Section 2.11 of the Disclosure Memorandum, the execution, delivery and performance by each Seller of this Agreement and the other agreements executed by each Seller in connection herewith do not, and the performance by each Seller of the transactions contemplated hereby and thereby, will not:

                 (i) violate any provision of the Charter or By-laws of such Seller, of Dynatech sro or of Dynatech GmbH;

                 (ii) violate any laws of the United States, or any country, state or other jurisdiction, or any order, judgment or decree, applicable to such Seller, to Dynatech sro or to Dynatech GmbH or require such Seller or Dynatech sro or Dynatech GmbH to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made;

                 (iii) with or without notice or lapse of time or both, result in a violation or any breach of or constitute a default under, or require the consent or approval of any third party under, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Seller or Dynatech sro or Dynatech GmbH is a party or to which any of the Subject Assets (including the Shares and the Incorporated Assets) are subject; or

                 (iv) result in the creation or imposition of any lien, encumbrance, charge, claim or restriction upon any of the Subject Assets, the Shares or the Incorporated Assets.

         2.5 Finder's Fee. No Dynatech Entity has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement, except for amounts payable to The Bridgeford Group which shall be paid by the Sellers.

         2.6 Status of Tangible Property.

             (a) Owned Real Property. No Dynatech Entity owns any real property.

             (b) Leased Real Property. Section 2.6(b) of the Disclosure Memorandum contains a complete and correct list of the addresses of all real property leased by each Dynatech Entity (the "Leased Real Property").

                 (i) Leases. True, complete and accurate copies of all leases or other agreements ("Leases") under which each Dynatech Entity leases Leased Real Property, together with all amendments thereto, have been heretofore delivered to the Buyers and all such Leases are identified on Section 2.6(b) of the Disclosure Memorandum. Each such Lease has been duly authorized and executed by the parties thereto and is in full force and effect. No Dynatech Entity is in default under any of such Leases, nor has any event occurred which, with notice or passage of time, or both, would give rise to a default.

                 (ii) Taxes. There are no taxes or betterment assessments other than ordinary real estate taxes pending or payable against the Leased Real Property.

                 (iii) Utilities. All water, sewer, gas, electric, telephone, drainage and other utility equipment required by law or necessary for the current operation of the Leased Real Property are installed and connected to the Leased Real Property and such utilities are available in sufficient quantities and such connections are adequate to service the Leased Real Property as it is currently improved and operated.

                 (iv) Condition. Except as set forth on Section 2.6(b) of the Disclosure Memorandum, to the best of the Sellers' knowledge, there are no material defects in the physical or mechanical condition of any improvements constituting a part of the Leased Real Property, and all such items are in reasonable operating condition and repair, normal wear and tear excepted.

                 (v) Compliance with Law; Government Approvals. No Dynatech Entity has received any notice from any governmental authority of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to any of the Leased Real Property that has not been corrected heretofore, and no such violation exists which could have a Material Adverse Effect.

                 (vi) Regulatory Proceedings. To the best of the Sellers' knowledge, there are no condemnation, environmental, zoning, expropriation, reserve or other land-use regulation proceedings either instituted or planned to be instituted which would detrimentally affect the use and operation of the Leased Real Property in the manner in which the Leased Real Property is now used and operated.

             (c) Personal Property. Each Dynatech Entity has good and valid, legal title to all of the personal property identified in Section 1.1(a) of the Disclosure Memorandum as being owned by such Dynatech Entity, in each case subject to no mortgage, hypothec, attachment, lien, pledge, option, title retention, conditional sale or other security interest, restriction, claim, charge or other encumbrance of any kind, and each Seller has the complete and unrestricted right to sell assign, transfer, convey and deliver such assets to the Buyers at the Closing without any restrictions of any kind.

             (d) Nature of Assets. Except as identified in Section 2.6(d) of the Disclosure Memorandum (and other than (i) Excluded Assets, (ii) licenses and permits that are by their terms or as a matter of law not transferable and that are identified in Section 2.17 of the Disclosure Memorandum and (iii) services and benefits provided to the Dynatech Entities by Dynatech or its affiliates other than other Dynatech Entities and identified in Section 2.19 of the Disclosure Memorandum), the Subject Assets and the Incorporated Assets include all of the assets, properties and rights used in the operation of the Business as presently conducted, and, with the exception of assets sold, consumed or otherwise disposed of in the ordinary course, include all of the assets reflected on the Base Balance Sheet.

         2.7 Financial Statements. The Buyers have received the following financial statements, copies of which are attached hereto as a part of Section
2.7 of the Disclosure Memorandum:

                 (i) unaudited consolidated financial statements of the Dynatech Entities (excluding the portion of Dynatech Corporation Limited business that is not part of the UK Business) for its fiscal years ending on March 31, 1994 and 1995; and

                 (ii) an unaudited consolidated balance sheet of the Dynatech Entities (excluding the portion of Dynatech Corporation Limited's business that is not part of the UK Business) as of September 30, 1995 (the "Base Balance Sheet") and a related statement of income for the period then ended.

Said financial statements have been prepared in accordance with Dynatech's standard accounting policy for its consolidated operations, which policy conforms in all material respects with United States generally accepted accounting principles ("GAAP"), applied consistently during the periods covered thereby and present fairly the financial condition of the Dynatech Entities (excluding the portion of Dynatech Corporation Limited's business that is not part of the UK Business) at the dates of said statements and the results of its operations for the periods covered thereby; provided, however, that none of the financial statements have footnotes required under GAAP and the Base Balance Sheet is subject to normal year-end adjustments.

         2.8 Taxes. Each Seller, and Dynatech sro and Dynatech GmbH has timely filed all federal or foreign, as the case may be, income Tax returns and all other material state, local and foreign Tax returns and reports required to be filed by it through the date hereof. Section 2.8 of the Disclosure Memorandum indicates those Tax returns that are currently the subject of an audit. Except as set forth in Section 2.8 of the Disclosure Memorandum, no taxing authority or agency is now asserting or, to the knowledge of the Sellers, threatening to assert against any Seller any material deficiency or material claim for additional Taxes or interest thereon or penalties in connection therewith. There are no liens for Taxes upon the assets of any Seller or of Dynatech sro or of Dynatech GmbH. For purposes of this Agreement, "Tax" means any federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including without limitation Taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or other fiscal charges of any kind whatsoever, including without limitation any interest, penalty, or addition thereto, whether disputed or not).

         2.9 Accounts Receivable. Section 2.9 of the Disclosure Memorandum sets forth the accounts receivable of each Dynatech Entity and aging information with respect to such accounts receivable as at the dates indicated. All of such accounts receivable have arisen and were booked in the ordinary course of the Dynatech Entities' business and represent bona fide amounts due as a result of products actually sold or services actually provided by the Dynatech Entities.

         2.10 Absence of Certain Changes. Since the date of the Base Balance Sheet, except as set forth in Section 2.10 of the Disclosure Memorandum, there has not been:

             (a) any change in the financial condition, properties, assets, liabilities, business or operations of any Dynatech Entity which, either individually or in the aggregate, has had or will have a Material Adverse Effect;

             (b) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of any Dynatech Entity other than in the ordinary course of business;

             (c) any damage, destruction or loss, whether or not covered by insurance, with respect to any property or asset of any Dynatech Entity that has had or will have a Material Adverse Effect;

             (d) any material obligation or liability of any nature incurred by any Dynatech Entity, whether absolute, contingent or otherwise, other than obligations and liabilities incurred in the ordinary course of business;

             (e) any material change in the compensation payable by any Dynatech Entity to any of its officers, employees, agents or independent contractors other than normal merit increases in accordance with its usual practices;

             (f) any change in accounting methods or practices, credit practices, or collection policies used by any Dynatech Entity;

             (g) to the best of the Sellers' knowledge, any statute, rule, regulation, ordinance, order or government policy adopted, which is specifically applicable to firms in the line of business in which the Seller is engaged due to its conduct of the Business, which may, in the Sellers' reasonable judgment, have a Material Adverse Effect; or

             (h) any strike, labor dispute or any other new event, development or condition of any character which could have a Material Adverse Effect.

         2.11 Consents and Approvals. Except as set forth in Section 2.11 of the Disclosure Memorandum, the execution and delivery of this Agreement by each Seller do not, and the performance of the transactions contemplated by this Agreement by each Seller will not, require any filing with or notification to, or any consent, approval, authorization or permit from, any governmental or regulatory authority (a "Governmental Entity") or any other person except (a) filings under Section 7A of the Clayton Act (the "Hart-Scott-Rodino Act") and under the merger control laws of the Federal Republic of Germany, and (b) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications (i) would not prevent or delay the consummation of the transactions contemplated by this Agreement, and (ii) would not have a Material Adverse Effect.

         2.12 Intellectual Property. Section 2.12 of the Disclosure Memorandum sets forth a true and correct list of all patents, patent applications, trademarks, trademark registrations and applications and registered copyrights owned by or licensed to each Dynatech Entity, and all applications therefor, other than retail software which each Dynatech Entity licenses for its own internal use (collectively, "Intellectual Property"). Except as set forth in
Section 2.12 of the Disclosure Memorandum, each Dynatech Entity owns or has a valid license to use all proprietary rights used in the operation of the Business as heretofore conducted, including all of such Intellectual Property. Except as set forth in any license identified in Section 2.12 of the Disclosure Memorandum, no Seller and no Dynatech Entity has granted to any other person or entity any rights to any of the Intellectual Property. No Seller has any knowledge of any infringement by others of any of its Intellectual Property rights. To the knowledge of the Sellers, the present business, activities and products of the Dynatech Entities does not infringe any Intellectual Property of any other person or entity. Since January 1 1993, (and, to the knowledge of the Sellers, since January 1, 1991), no Seller or Dynatech GmbH has received any complaint, claim or notice in writing alleging any such infringement, which complaint, claim or notice has not been resolved to the mutual satisfaction of the parties involved in a manner which involves no future obligations of any Dynatech Entity. No Seller or Dynatech GmbH has agreed, except either (i) in the ordinary course of business in conjunction with product sales or (ii) as identified in any contract identified in Section 1.1(c) of the Disclosure Memorandum or in any other section of the Disclosure Memorandum, to indemnify any person or entity for or against any infringement, misappropriation or other conflict with any Intellectual Property.

         2.13 Litigation. Except as set forth in Section 2.13 of the Disclosure Memorandum, there is no litigation or, to the knowledge of the Sellers, governmental or administrative proceeding or investigation pending against any Seller, or against Dynatech sro or Dynatech GmbH or, to the knowledge of the Sellers, threatened against any Seller, or against Dynatech sro or Dynatech GmbH, which may have a Material Adverse Effect or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

         2.14 Insurance. A summary of insurance coverage of each Dynatech Entity or of Dynatech for the benefit of any Dynatech Entity is contained in Section
2.14 of the Disclosure Memorandum. All policies providing such coverage are nontransferable other than any such policies obtained by Dynatech sro or by Dynatech GmbH. Neither Dynatech sro nor Dynatech GmbH is in default with respect to any provisions of any policy of general liability, fire, title or other form of insurance covering the portion of the Business conducted by such entity or the Incorporated Assets. Dynatech sro and Dynatech GmbH are each current in the payment of all premiums due with respect to such insurance. To the best of the Sellers' knowledge, no basis exists which would jeopardize the coverage under any such insurance.

         2.15 Environmental Matters.

             (a) To the best knowledge of the Sellers, except as set forth in
Section 2.15 of the Disclosure Memorandum:

                 (i) No Dynatech Entity is or has been in violation, in any material respect, of any federal, foreign, state, municipal or provincial law, regulation, order, decree or rule relating to the prevention of pollution or the protection of the environment ("Environmental Laws");

                 (ii) the Leased Real Property has never been the subject of a material cleanup or remediation of environmental contamination;

                 (iii) the Leased Real Property does not contain any Hazardous Material (as defined below) in amounts which would require removal or remediation under any Environmental Law applicable to any such property;

                 (iv) no Dynatech Entity has ever owned or operated a petroleum or Hazardous Waste (as defined below) landfill or any petroleum or other Hazardous Waste treatment, storage or disposal facility subject to any permit requirements;

                 (v) there are no proceedings under any Environmental Law applicable to any of the Leased Real Property pending or, to the best of the Sellers' knowledge, threatened which could have a material adverse effect on the present or future use of the Leased Real Property for the purpose for which it is currently used;

                 (vi) the Leased Real Property is not and has not been on any federal, foreign or state "Superfund" list and is not on the Comprehensive Response, Compensation and Liability Information System list compiled by the United States Environmental Protection Agency or on any analogous state or foreign environmental agency list;

                 (vii) with regard to the Leased Real Property, neither Dynatech nor any of the Dynatech Entities has received any notice from any governmental agency or other party alleging any liability under any Environmental Law;

                 (viii) the Leased Real Property is not subject to a lien under any Environmental Laws;

                 (ix) none of the Leased Real Property contains any Hazardous Substances (as defined below) which requires release reporting or removal or remediation under any Environmental Law.

         For purposes of this Agreement, "Hazardous Material" means any material as so defined under the Federal Hazardous Materials Transportation Act, codified within 49 U.S.C. Sections 5101-5127 and its implementing regulations, or under any similar federal, state, provincial and county and foreign laws; "Hazardous Waste" means any material as so defined under the Federal Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act, as codified within 42 U.S.C. Sections 6901-6992k and its implementing regulations, or under any similar federal, state, provincial and county and foreign laws; and "Hazardous Substances" means those substances listed or identified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 in Section
302.4 of the National Contingency Plan (Title 40 of the Code of Federal Regulations) as in effect as of the Closing Date, or under any similar federal, state, provincial and county and foreign laws.

         2.16 Employee Benefit Plans.

             (a) Disclosure. Section 2.16 of the Disclosure Memorandum contains a true and complete list of all pension, benefit, profit sharing, retirement, stock, deferred compensation, welfare, insurance, disability, salary continuation and other similar plans, programs and agreements, currently maintained by any of the Dynatech Entities for the benefit of its U.S. employees (or by Dynatech or any of its affiliates for the benefit of the U.S. employees of any of the Dynatech Entities), including such plans which are "employee benefit plans" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (the "Employee Plans").

             (b) Claims and Litigation. Except as set forth in Section 2.16 of the Disclosure Memorandum, there are no pending claims, suits or other proceedings by present or former employees of any of the Dynatech Entities, or of any plan participants, beneficiaries or spouses of any of the above, with respect to or involving any Employee Plan, or any rights or benefits thereunder, other than claims by participants or beneficiaries of such Employee Plans for ordinary and usual benefits to which such beneficiaries of participants are entitled under the terms of such Employee Plans.

         2.17 Permits. Section 2.17 of the Disclosure Memorandum lists all permits, registrations, licenses, franchises, certifications and other approvals required from federal, foreign, state, or local authorities in order for the Dynatech Entities to conduct the Business, the loss or absence of which could have a Material Adverse Effect.

         2.18 Customers and Distributors; Relationships. Section 2.18 of the Disclosure Memorandum lists, separately for each Dynatech Entity, any sales representative, distributor or direct customer (whether pursuant to a commission, royalty or other arrangement) who accounted for more than 10% of the sales of such Dynatech Entity for the nine months ended December 31, 1995 (collectively, the "Customers and Distributors"). To the best of the Sellers' knowledge, no relationship between any of the Dynatech Entities and any Customer, Distributor, material supplier or officer or key employee of any of the Dynatech Entities will be terminated or adversely affected as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

         2.19 Transactions with Affiliates. Except as set forth in Section 2.19 of the Disclosure Memorandum, no Dynatech Entity owns, and, to the best of the Sellers' knowledge, none of the Dynatech Entities' stockholders, officers, employees or directors own directly or indirectly on an individual or joint basis any interest in (other than passive investments of less than 5% of the equity ownership of a publicly-traded enterprise), or serve as an officer or director or in another similar capacity of, any competitor or supplier of Dynatech or of any Dynatech Entity, or, to the knowledge of the Sellers, any organization which has any material contract or arrangement with Dynatech or with any Dynatech Entity. Except as set forth in Section 2.19 of the Disclosure Memorandum, no Dynatech Entity is or, during the nine-month period ending on December 31, 1995, has been a party to any material sales or purchase contract or transaction with any affiliate of Dynatech other than any other Dynatech Entity.

         2.20 Inventories. All of each Dynatech Entities' inventory items (net of any reserve therefor identified on the Base Balance Sheet) are of a quality and quantity salable in the ordinary course of its business. The values of the inventories stated in the Base Balance Sheet reflect the normal inventory valuation policies of each Dynatech Entity and were determined in accordance with Dynatech's accounting policy described in Section 2.7.

         2.21 Contracts. Except for contracts, commitments, plans, agreements and licenses described in Section 1.1(c), Section 1.2, Section 1.3, Section 2.11, Section 2.16, Section 2.19 or Section 2.21 of the Disclosure Memorandum, no Dynatech Entity is a party to or subject to:

             (a) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

             (b) any employment contract or contract for services which requires the payment of more than $75,000 annually or which is not terminable within 30 days by each Dynatech Entity without liability for any penalty or severance payment (other than as required by statute or by commonly recognized employment practices that may require the giving of additional notice, severance payments or both);

             (c) except for purchase orders in the ordinary course for less than $100,000 in the aggregate for any single vendor, any contract or agreement for the purchase of any commodity, material or equipment which is not terminable without penalty or other obligation upon 90 days' notice;

             (d) any contract with any sales agent or distributor of products which is not terminable without penalty or other obligation upon 90 days' notice;

             (e) any contract containing covenants limiting the freedom of any Dynatech Entity to compete in any line of business or with any person or entity;

             (f) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money; or

             (g) any contract or agreement with any officer, employee, director or stockholder of any Dynatech Entity or with any persons or organizations controlled by or affiliated with any of them.

         Each Dynatech Entity is in compliance in all material respects with such contracts, plans or agreements, except for such defaults thereunder as would not have a Material Adverse Effect.

         2.22 Compliance with Laws. Each Dynatech Entity is in compliance in all material respects with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, foreign, state, municipal or other governmental authority which apply to the conduct of its business, and no Dynatech Entity has received any notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

         2.23 Employees; Labor Matters. Each Dynatech Entity employs approximately the number of employees set forth in Section 2.23 of the Disclosure Memorandum next to its respective name and generally enjoys a good employer-employee relationship. No Dynatech Entity is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. No Dynatech Entity is party to any collective bargaining agreement or recognizes (or is required to recognize) any trade union. There is not currently, and within the last three years no Dynatech Entity has experienced, any strike, picketing, boycott, work stoppage or slow down or union organization activity. Except as may be described in Section 2.23 of the Disclosure Memorandum, no Dynatech Entity has received written notice within the last three years (i) of any allegation, charge or complaint of unfair labor practice, employment discrimination or other matter relating to the employment of labor pending or threatened against it, or (ii) that it has not complied in all material respects with all applicable laws relating to the employment of labor.

         2.24 Backlog. The firm sales orders and commitments for the Dynatech Entities' products and services that make up the Dynatech Entities' backlog as of the date of the Base Balance Sheet (which in each case are subject to cancellation by the customer in the ordinary course of business) was not less than $5,378,000 at September 30, 1995. All such orders and commitments and any quotations for work which were outstanding at that time arose and were booked in the ordinary course of the Dynatech Entities' business and contained terms and conditions that were consistent with the past practice of the Dynatech Entities over the past year.

         2.25 Product Quality; Warranties; Recalls.

             (a) Product Quality. Since January 1, 1993, (i) there has not existed any pattern of return of shipments by customers, cancellation of purchase orders, rejection of products by customers or claims by customers for allowances that would indicate a problem with respect to the quality of any products sold by the Business; and (ii) no products sold by the Business have been authorized to be returned or, to the best knowledge of the Sellers, rejected by the purchasers which products have not, in either case, been returned to and accepted by any Dynatech Entity prior to the Closing except for such returns and rejections of items occurring in the normal course of business.

             (b) Product Warranties. A statement of the current standard product warranty used for each of the products of the Business is set forth in Section 2.25(b) of the Disclosure Memorandum. Such Section of the Disclosure Memorandum also lists and accurately summarizes any and all other product warranties (other than express or implied product warranties required by law) made by or on behalf of any Dynatech Entity in connection with the Business which deviate in any material respect from such Dynatech Entity's current standard product warranty and which remain in effect on the date hereof, or pursuant to which any of the Dynatech Entities has any remaining obligations.

             (c) Recalls. To the best knowledge of the Sellers, there is no basis for the recall, withdrawal or suspension of any approval by any governmental regulatory agency with respect to any product or service sold or proposed to be sold by the Business. None of the Business's products or services is the subject of any recall proceedings, no such proceedings have been threatened, and (except as set forth on Section 2.25(c) of the Disclosure Memorandum) no product or service of the Business has been recalled since January 1, 1993.

         2.26 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS CONTAINED HEREIN, THE SELLERS DISCLAIM ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

         2.27 Sufficient Funds. Dynatech and the Sellers have and will have funds sufficient to perform and discharge the Excluded Liabilities.

         2.28 Definition of Knowledge. In each case where a representation or warranty by the Sellers contained in this Agreement is qualified as being "to the best of the Sellers' knowledge" (or otherwise similarly qualified), such knowledge shall be deemed to consist of the actual knowledge of Robert H. Hertz and Samuel W. Tishler, and the actual knowledge of the principal executive, financial and operating officers of each Dynatech Entity as identified in
Section 2.28 of the Disclosure Memorandum next to their respective names, in each case after actually conducting a reasonable investigation.


SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE BUYERS.

         The Buyers and Buyers' Parent hereby represent and warrant to the Sellers, jointly and severally, that:

         3.1 Organization. Each Buyer and Buyers' Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction set forth next to its name in Exhibit 3.1 hereto with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted.


         3.2 Ownership of the Buyers. Buyer's Parent owns a majority of the issued and outstanding capital stock of BioAnalysis. BioAnalysis directly or indirectly owns all of the issued and outstanding capital stock of each other Buyer.

         3.3 Authority of the Buyers and Buyers' Parent. Each Buyer and Buyers' Parent has all necessary authority and power to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by each Buyer and Buyers' Parent of this Agreement and the consummation by each Buyer and Buyers' Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action of each Buyer and Buyers' Parent, and no other action on the part of each Buyer or Buyers' Parent is required in connection therewith. This Agreement constitutes, and the other agreements executed by each Buyer and Buyers' Parent in connection herewith constitute, the valid and binding obligations of each Buyer and Buyers' Parent, enforceable against each Buyer and Buyers' Parent in accordance with their respective terms. The execution, delivery and performance by each Buyer and Buyers' Parent of this Agreement and the other agreements executed by each Buyer and Buyers' Parent in connection herewith do not, and the performance by each Buyer and Buyers' Parent of the transactions contemplated hereby and thereby, will not:

                  (i) violate any provision of the Charter or By-laws of such Buyer or of Buyers' Parent;

                  (ii) violate any laws of the United States, or any country, state or other jurisdiction, or any order, judgment or decree, applicable to such Buyer or to Buyers' Parent or require such Buyer or Buyers' Parent to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; or

                  (iii) with or without notice or lapse of time or both, result in a violation or any breach of or constitute a default under, or require the consent or approval of any third party under, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Buyer or Buyers' Parent is a party.

         3.4 Consents and Approvals. The execution and delivery of this Agreement by each Buyer does not, and the performance of the transactions contemplated by this Agreement by each Buyer will not, require any filing with or notification to, or any consent, approval, authorization or permit from, any Governmental Entity or any other person except (a) filings under the Hart-Scott-Rodino Act and under the merger control laws of the Federal Republic of Germany, and (b) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent or delay the consummation of the transactions contemplated by this Agreement.

         3.5 Litigation. There is no litigation or, to the knowledge of the Buyers, governmental or administrative proceeding or investigation pending against any Buyer or against Buyers' Parent or, to the knowledge of the Buyers or of Buyer' Parent, threatened against any Buyer or against

Buyers' Parent, which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

         3.6 Finder's Fee. Neither the Buyers nor Buyers' Parent have incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         3.7 No Knowledge of Breach. Neither the Buyers nor Buyers' Parent have any actual knowledge of a breach (or of any fact or set of facts which constitute a breach) of any representation or warranty of the Sellers made in this Agreement or in any Exhibit hereto.

         3.8 Sufficient Funds. The Buyers and the Buyers' Parent have and will have funds sufficient to satisfy the sums due at Closing as set forth in this Agreement and to perform and discharge the Liabilities.


SECTION 4. CONDITIONS TO OBLIGATIONS

         Section 4.1. Conditions to Obligations of the Buyers. The obligations of the Buyers to consummate the transactions contemplated hereby are subject to the satisfaction, on or before the Closing, of the following conditions (unless waived in writing by BioAnalysis in the manner provided in Section 6.2 hereof):

              (a) Representations, Warranties and Performance of the Sellers. The representations and warranties set forth in Section 2 hereof shall be accurate on and as of the date hereof, and shall be accurate in all material respects on and as of the Closing Date as though made on and as of the Closing Date, and the Sellers shall have performed all obligations and complied with all covenants required to be performed or to be complied with by them under this Agreement prior to the Closing.

              (b) No Material Adverse Changes. There shall have been no material adverse change in the financial condition, properties, assets, liabilities, earnings, business, operations or prospects of any of the Dynatech Entities since the date of this Agreement, whether or not in the ordinary course of business. For purposes of the preceding sentence, materiality shall be determined with respect to the Dynatech Entities as a whole.

              (c) Authorization. All action necessary to authorize the execution, delivery and performance hereof by the Sellers and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Sellers. Dynatech shall have furnished BioAnalysis with a copy of all resolutions adopted by its Board of Directors in connection with such actions, certified by the Clerk or an Assistant Clerk of Dynatech, together with copies of such other instruments and documents as BioAnalysis shall have reasonably requested.

              (d) Consents. Any governmental authority having jurisdiction over any Seller or any Dynatech Entity or over any Buyer, to the extent that its consent or approval is required by applicable law or regulation for the performance of this Agreement or the consummation of the transactions contemplated hereby shall have granted any necessary consent or approval.

              (e) Permits and Approvals. Any and all consents, permits, approvals or other actions of any person, jurisdiction or authority required in the reasonable opinion of BioAnalysis for lawful consummation of the transactions contemplated hereby shall have been obtained, and shall be in full force and effect, and no such consent, permit, approval or other action shall contain any provision that in the reasonable judgment of BioAnalysis is unduly burdensome.

              (f) Good Standing Certificates. Each of Dynatech and Dynatech Laboratories, Inc. shall have delivered to BioAnalysis a corporate good standing certificate from its jurisdiction of incorporation.

              (g) Matters Related to Indebtedness of Dynatech GmbH. Dynatech shall have delivered to BioAnalysis evidence of the release of Dynatech GmbH of from all indebtedness to Bank of Boston and/or any other person or entity.

              (h) Officer's Certificate. Dynatech shall have delivered to BioAnalysis a certificate executed by an officer of Dynatech, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 4.1(a) and 4.1(b).

              (i) Documents Satisfactory. The form and substance of all legal matters contemplated herein and of all papers used or delivered hereunder shall be reasonably acceptable to BioAnalysis, and BioAnalysis shall have received all documents that it may have reasonably requested in connection with the transactions contemplated hereby, in form and substance reasonably satisfactory to it.

         Section 4.2. Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated hereby are subject to the satisfaction, on or before the Closing, of the following conditions (unless waived by Dynatech in writing in the manner provided in Section 6.2 hereof):

              (a) Representations, Warranties and Performance of the Buyers. The representations and warranties set forth in Section 3 hereof shall be accurate on and as of the date hereof, and shall be accurate in all material respects on and as of the Closing Date as though made on and as of the Closing Date, and the Buyers shall have performed all obligations and complied with all covenants required to be performed or to be complied with by them under this Agreement prior to the Closing.

              (b) Authorization. All action necessary to authorize the execution, delivery and performance hereof by the Buyers and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Buyers. BioAnalysis shall have furnished Dynatech with a copy of all resolutions adopted by its Board of Directors in connection with such actions, certified by the Secretary or an Assistant Secretary of BioAnalysis, together with copies of such other instruments and documents as Dynatech shall have reasonably requested.

              (c) Consents. Any governmental authority having jurisdiction over any Seller or any Dynatech Entity or over any Buyer, to the extent that its consent or approval is required by applicable law or regulation for the performance of this Agreement or the consummation of the transactions contemplated hereby shall have granted any necessary consent or approval.

              (d) Permits and Approvals. Any and all consents, permits, approvals or other actions of any person, jurisdiction or authority required in the reasonable opinion of Dynatech for lawful consummation of the transactions contemplated hereby shall have been obtained.

              (e) Good Standing Certificates. Each of BioAnalysis, DLW Inc. and BioAnalysis International Sales Inc. shall have delivered to Dynatech a corporate good standing certificate from its jurisdiction of incorporation.

              (f) Officer's Certificate. BioAnalysis shall have delivered to Dynatech a certificate executed by an officer of BioAnalysis, dated the Closing Date, certifying to the fulfillment of the conditions specified in Section 4.2(a).

              (g) Documents Satisfactory. The form and substance of all legal matters contemplated herein and of all papers used or delivered hereunder shall be reasonably acceptable to Dynatech, and Dynatech shall have received all documents that it may have reasonably requested in connection with the transactions contemplated hereby, in form and substance reasonably satisfactory to it.


SECTION 5. CERTAIN COVENANTS.

         5.1 Proprietary Information; Confidentiality.

              (a) At all times subsequent to the Closing, each of the Sellers and each of their affiliates shall hold in confidence all knowledge and information of a secret or confidential nature with respect to the Business ("Proprietary Business Information") and shall not disclose, publish or make use of the same without the consent of the Buyers.

              (b) At all times subsequent to the Closing, the Sellers, the Buyers and their respective affiliates shall hold in confidence all knowledge and information of a secret or confidential nature supplied to them by the other parties hereto for their respective evaluations of this Agreement (such information, excluding the Proprietary Business Information, which shall be governed by Section 5.1(a) the "Evaluation Information").

              (c) The obligations of the parties under this Section 5.1 shall not apply to any Proprietary Business Information or Evaluation Information which:


                  (i) shall have become public knowledge other than by breach of this Agreement by the disclosing party;

                  (ii) is required to be disclosed by legal process or by any applicable law, rule or regulation of any governmental or regulatory body or stock exchange;

                  (iii) becomes available to the disclosing party from a source other than another party to this Agreement or the representatives or agents of such other party;

                  (iv) was known by the disclosing party prior to its receipt from another party to this Agreement or from the representatives or agents of such party;

                  (v) has been or is subsequently developed independently by the disclosing party; or

                  (vi) is disclosed more than three years after the date of this Agreement.

              (d) If (i) the employment of an officer, director or other employee of the Sellers or the Buyers, or of their respective affiliates, to whom Proprietary Business Information or Evaluation Information has been disclosed is terminated and (ii) such individual is subject to an obligation to maintain such knowledge or information in confidence after such termination, the Buyers or the Sellers (as the case may be) shall, upon request by the other, take all reasonable steps at their own expense to enforce such confidentiality obligation in the event of an actual or threatened breach thereof. Any legal counsel retained by any of the Sellers or the Buyers (as the case may be) in connection with any such enforcement or attempted enforcement shall be selected by such party but shall be subject to the approval of the other party, which approval shall not be unreasonably withheld.

              (e) The parties hereto agree that the remedy at law for any breach of this Section 5.1 would be inadequate and that the other parties hereto shall be entitled to injunctive relief in addition to any other remedy they may have upon breach of any provision of this Section 5.1.

         5.2 No Solicitation or Hiring of Former Employees. For a period of three years after the Closing Date, no Seller nor any affiliate thereof shall, without the prior written consent of BioAnalysis, (a) solicit any Transferred Employee (as defined in Section 7.1) to terminate his employment with the Buyers or to become an employee of such Seller or affiliate, or (b) hire any such Transferred Employee except employees involuntarily terminated by the Buyers.

         5.3 Noncompetition Agreement.

              (a) Undertaking. For a period of three years after the Closing Date, no Seller nor any affiliate thereof shall directly or indirectly manufacture, market or sell, anywhere in the world, any product manufactured or marketed by any Dynatech Entity (except with respect to Dynatech Corporation Limited, as to which such covenant shall relate only to products manufactured or marketed by the UK Business) as of the Closing Date.

              (b) Interpretation and Remedies. The parties hereto agree that the duration, geographic scope and ambit of the noncompetition provision set forth in this Section 5.3 are reasonable. In the event that any court of competent jurisdiction determines that the duration, the geographic scope, the ambit, or any of the foregoing, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period, in the greatest area and to the greatest extent that would not render it unenforceable. The parties intend that this noncompetition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Sellers agree that damages are an inadequate remedy for any breach of this provision and that the Buyers shall, whether or not they are pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this noncompetition provision.

         5.4 Provision of Financial Information. Within 60 days after the Closing, the Buyers shall provide the Sellers with such financial information with respect to the Business for the period from April 1, 1995 up to and including the Closing identified on Exhibit 5.4 for the purpose of allowing each Seller to prepare financial reporting information required by federal and state securities and tax laws.

         5.5 Product Warranty Matters.

              (a) After the Closing Date, the Buyers shall provide warranty service with respect to all warranties on products sold or services delivered by the Sellers prior to the Closing Date (the "Pre-Closing Warranties"). In the event that the Buyers' direct costs of labor, materials and out-of-pocket expenses (without any overhead allocation except overhead allocation to the cost of products and materials consistent with the Sellers' practices prior to the Closing Date) with respect to the Buyers' satisfaction of the Pre-Closing Warranties ("Warranty Expenses") shall exceed $125,000 in the aggregate (the "First Warranty Threshold"), the Buyers shall provide notice to Dynatech that the Buyers' Warranty Expenses have exceeded the First Warranty Threshold and the Sellers shall, within 30 days after receipt of such notice, reimburse the Buyers for 25% of such costs in excess of the First Warranty Threshold (up to $150,000 of Warranty Expenses (the "Second Warranty Threshold")). In the event that the amount of Warranty Expenses exceeds the Second Warranty Threshold, the Buyers shall provide notice to Dynatech that the Buyers' Warranty Expenses have exceeded the Second Warranty Threshold and the Sellers shall, within 30 days after receipt of such notice, reimburse the Buyers for 75% of such costs in excess of the Second Warranty Threshold (up to $175,000 of Warranty Expenses (the "Third Warranty Threshold")). If the amount of Warranty Expenses exceeds the Third Warranty Threshold, the Buyers shall provide notice to Dynatech that the Buyers' Warranty Expenses have exceeded the Third Warranty Threshold and the Sellers shall, within 30 days after receipt of such notice, reimburse the Buyers for 100% of such costs in excess of the Third Warranty Threshold.

              (b) Notwithstanding the foregoing, it is understood and agreed that the Sellers shall not be liable for expenses of the Buyers incurred in connection with the Buyers' satisfaction of the Pre-Closing Warranties in a manner which is not materially consistent with the manner employed by the Sellers prior to the Closing Date with respect to such Pre-Closing Warranties, nor shall any such expenses be included for purposes of determining whether any of the First Warranty Threshold, the Second Warranty Threshold or the Third Warranty Threshold has been exceeded.

              (c) Within 30 days after the end of each calendar quarter, the Buyers shall provide Dynatech with reasonably detailed, written information with respect to warranty work performed by the Sellers in satisfaction of the Pre-Closing Warranties, including, but not limited to, (i) the names of the customers for whom such work was performed, (ii) the product or products on which such work was performed, (iii) a list of the employees who performed any such work and the cost for such employees associated with such work, (iv) a list of the materials required to complete such work and the Sellers' cost for such materials (exclusive of any overhead costs, except as provided above), (v) the aggregate cost of all such work performed by the Sellers to date and (vi) such other information as Dynatech may reasonably request.

         5.6 Transitional Use of Dynatech Names.

              (a) Effective as of the Closing Date, Dynatech and the Dynatech Entities hereby grant to the Buyers the fully paid right and license to continue to (i) conduct business and hold themselves out to the public under the names "Dynatech Laboratories," "Laboratoires Dynatech" and/or "Dynatech Medical Products" (the "Marks") and (ii) use the Marks as brand names and service marks for products sold and services provided by the Business on a transitional basis during the period beginning on the Closing Date and ending on the date which is 180 days after the Closing Date (the "License Period"), as and to the extent provided herein, solely to permit the Buyers to establish different trading and brand name(s) under which to conduct the Business and to market and sell products and services sold and provided by the Dynatech Entities as of the Closing Date. The foregoing right and license shall be personal to the Buyers and the Buyers shall not have any right to transfer, directly or indirectly, by sublicense, assignment or otherwise, any of the rights conferred hereby to any other person or entity; provided, however, that the Buyers may transfer such right and license to one or more entities controlled by, which control or which are under common control with the Buyers in the event that any such entity or entities succeeds to all or any substantial portion of the Business.

              (b) The Buyers may use the Marks only in the combinations of words set forth herein and the Buyers are not granted any right or license, and the Buyers shall never use, the name or mark "Dynatech" alone or without the other words constituting any of the Marks. The Buyers shall not join any name or names, mark or marks, design or designs with any of the Marks so as to form a new or confusingly similar trademark; provided, however, that the Buyers may indicate their legal corporate names and their affiliations with BioAnalysis, the Buyers' Parent and Thermo Electron Corporation in letterhead, promotional materials, check stock and other written materials containing the Marks. No license is granted hereunder for the use of any other trademark, service mark or trade name owned by Dynatech or any of the Dynatech Entities.

              (c) The Buyers may use the Marks solely in connection with the marketing and sale of products marketed and sold, and services provided by the Dynatech Entities as of the Closing as part of the Business. The Buyers shall not, during the License Period, manufacture, market or sell any other products or services employing the Marks. During the License Period, the Buyers shall adhere to at least the same quality standards adhered to by the Dynatech Entities prior to the Closing, and shall not distribute any product under the Marks if Dynatech reasonably determines that such product does not meet such quality standards. The Buyers shall ensure that the method and manner of using and displaying the Marks during the License Period shall be substantially similar to the method and manner used by the Dynatech Entities prior to the Closing. The Buyers may continue to use existing supplies of promotional and sales materials bearing the Marks (and to the extent displayed thereon, the name and mark "Dynatech Corporation") during the License Period, but shall use reasonable efforts to ensure that customers are aware that the Buyers and their products are no longer affiliated with or owned by Dynatech or any of its affiliates. The Buyers shall ensure that any new brand names adopted during or subsequent to the termination of the License Period are not similar to or reasonably capable of confusion with the name and mark "Dynatech." The Buyers shall provide reasonable prior written notice to Dynatech of any such proposed brand names and shall permit Dynatech a reasonable opportunity to object to any such names or marks if Dynatech reasonably believes that any of such names or marks is reasonably likely to cause confusion in the marketplace.

              (d) The Buyers acknowledge that the Marks and all rights and goodwill pertaining thereto belong exclusively Dynatech and the Dynatech Entities. To the extent any right in and to any of the Marks is deemed to accrue to the Buyers, the Buyers hereby assign any and all such rights, at such time as they may be deemed to accrue, including the related goodwill, to Dynatech and the Dynatech Entities. The Buyers shall never challenge the validity of Dynatech's and the Dynatech Entities' ownership of the Marks or any application for registration thereof, or any trademark registration thereof, and never contest the fact that the Buyers' rights under this Agreement are solely those of a licensee, and terminate at the end of the License Period or upon the earlier termination of the license granted hereby. The Buyers shall at any time, whether during or after the License Period, execute any documents reasonably requested by Dynatech or the Dynatech Entities to confirm Dynatech's and the Dynatech Entities' ownership rights in the Marks. All such rights in the Marks other than those specifically granted herein are reserved by Dynatech and the Dynatech Entities for their own use and benefit. The Buyers agree not to register or attempt to register any of the Marks in its or their own names or any other name, anywhere.

              (e) Each of Dynatech GmbH and Dynatech sro shall take all actions necessary to change its respective corporate name to eliminate the name and mark "Dynatech" therefrom prior to the termination of the License Period.

              (f) For a period of six months following the termination of the License Period, Buyers shall have the further right and license to indicate in their own promotional materials that the products and services offered thereby are formerly those offered by the Dynatech Entities, solely by use of the words, to the right of or beneath any reference to Buyers' own legal names, trade names, trademarks or service marks, "formerly Dynatech Laboratories," "formerly Laboratoires Dynatech" and/or "formerly Dynatech Medical Products." Any such references shall employ a type size no larger than the type in which the Buyers' legal names, trade names, trademarks or service marks appear, and shall not employ any distinctive type font or trademark that is associated with the Dynatech Entities or that is reasonably likely to cause confusion in the marketplace.

         5.7 Subleases; Assignments. As soon as practicable after the Closing, Dynatech shall cause the respective Dynatech Entities (a) to execute and deliver sublease agreements with respect to the space occupied by the such Dynatech Entities in Guernsey, UK, and Saint Quentin en Yvelines, France and (b) to use commercially reasonable efforts to procure assignments or novations of leases under which they occupy real property in favor of the relevant Buyer, each on terms reasonably acceptable to such Buyer.

         5.8 Certain Bonuses Payable by Dynatech.

              (a) Within 30 days after the Closing Date, Dynatech shall pay, or shall cause to be paid, all bonuses which may be, or become, payable to any Transferred Employee as a result of such Transferred Employee's employment by any of the Dynatech Entities, irrespective of whether the calculation of any such bonus is based on (i) the performance of the Transferred Employee or of the Dynatech Entity employing such Transferred Employee or of Dynatech, (ii) the Purchase Price (as paid at the Closing or as adjusted) or (iii) any other criteria.

              (b) Buyers' sole remedy for the failure by Dynatech to pay the bonuses as provided in the preceding paragraph is that the 45-day period provided by Section 1.4(d) hereof during which BioAnalysis may notify Dynatech of any disagreement with respect to any amount set forth in the Closing Net Asset Statement shall be extended by one day for each day (in excess of 30 days) that all such bonuses remain unpaid in full.

              (c) BioAnalysis hereby covenants that it shall not establish any bonus plan, contract or arrangement with or for the benefit of any Transferred Employee pursuant to which any compensation which may become payable to such Transferred Employee will be dependent directly on any amount or amounts set forth in the Closing Net Asset Statement. Dynatech acknowledges and agrees, however, that BioAnalysis may establish bonus plans and arrangements that may link compensation of one or more of the Transferred Employees to the performance of the Business over time, that such performance may be measured commencing as of the Closing, and that, accordingly, such compensation may be linked indirectly to the Closing Net Asset Statement.


SECTION 6. MODIFICATION, WAIVER AND TERMINATION

         6.1. Modifications and Amendments. The parties may mutually amend any provision of this Agreement at any time prior to the Closing Date. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties.

         6.2. Waivers. The parties hereto may, by a written signed instrument, extend the time for or waive the performance of any of the obligations of another party hereto or waive compliance by such other party with any of the covenants or conditions contained herein.

         6.3. Termination. At any time prior to the Closing, this Agreement may be terminated (a) by mutual consent of BioAnalysis and Dynatech; (b) by BioAnalysis if (i) there has been a material breach by Dynatech or by any Seller of a covenant, representation or warranty contained in this Agreement; (ii) BioAnalysis has notified Dynatech in writing of the existence of such breach; and (iii) the party in breach has failed to cure such breach within a reasonable period of time after receiving such notice; (c) by Dynatech if (i) there has been a material breach by any Buyer of a covenant, representation or warranty contained in this Agreement; (ii) Dynatech has notified BioAnalysis in writing of the existence of such breach; and (iii) the party in breach has failed to cure such breach within a reasonable period of time after receiving such notice;
(d) by BioAnalysis or by Dynatech if (i) there shall be an order of a court in effect preventing consummation of the transactions contemplated by this Agreement or (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated, issued or deemed applicable to this Agreement, by a governmental authority that would make consummation of such transactions illegal; or (e) by BioAnalysis or by Dynatech if the Closing does not occur by March 1, 1996. Any such termination shall be binding upon the respective affiliates of Dynatech and of BioAnalysis.

         6.4. Effect of Termination. If this Agreement shall be terminated as provided in Section 6.3, this Agreement shall forthwith become void (except as otherwise provided in Section 10.2); provided, however, that the foregoing shall not relieve any party from liability for damages actually incurred as a result of any breach of this Agreement.

SECTION 7. EMPLOYEES.

         7.1 Offers of Employment of Employees; Benefits. At or prior to the Closing, the Buyers shall offer employment as of Closing Date (or in the case of the Hong Kong Employees (as defined in Section 7.6), in accordance with Section 7.6) to all employees of the Dynatech Entities (but in respect of employees of Dynatech Corporation Limited, only such employees who are engaged in the UK Business) who are employed on the Closing Date and (except as required by law) who are not then absent due to serious injury, long-term sickness or disability, layoff or leave of absence, such employees being listed on Exhibit 7.1 hereto.
Exhibit 7.1 shall also set forth each such employee's salary level, years of uninterrupted employment and years of service for benefit plan purposes. The Buyers shall offer employment to each such employee at the same or greater cash compensation as that provided by the applicable Dynatech Entity to such employee immediately prior to the Closing Date. Except as set forth in Section 7.4 below, effective as of the Closing Date, the Buyers shall cause each employee who accepts such offer of employment or whose employment is transferred automatically to the Buyers by operation of law (the "Transferred Employees") to be provided with benefit programs at a level and on a basis consistent with similarly situated employees of the Buyers or, to the extent required by law, with benefit programs comparable to those provided by the applicable Dynatech Entity immediately prior to the Closing Date. For purposes of all such benefit programs, the Buyers shall, to the extent applicable, recognize each Transferred Employee's years of service and level of seniority with Dynatech or any of its subsidiaries. If the employment of any Transferred Employee who is a resident of the United States of America is terminated by any Buyer during the nine-month period after the Closing, other than terminations as a result of the voluntary resignation of any such Transferred Employee or a termination for cause which relieves the Buyers and the Sellers and their respective affiliates from any obligation to provide salary continuation benefits, the Buyers shall provide to such terminated Transferred Employee salary continuation benefits for a minimum of (i) two weeks plus an additional week for each full year of uninterrupted employment by the Buyers or the Sellers beyond the first year if such Transferred Employee is not, at the Closing Date or upon termination, a salaried employee or (ii) four weeks plus an additional week for each full year of uninterrupted employment by the Buyers or the Sellers beyond the first year if such Transferred Employee is, at the Closing Date or upon termination, a salaried employee. Subject to the preceding sentence, the Buyers may, to the extent permitted by law, treat the Transferred Employees as at-will employees and may modify the terms of such Transferred Employees' employment in its sole discretion.

         7.2 Responsibility for Obligations to Non-Transferred Employees; Constructive Termination. The Sellers shall be responsible for, and hold the Buyers harmless against, any severance payments or other obligations (including without limitation any liability for wrongful discharge) that may be due by reason of termination of employment of any employees of any Dynatech Entity who are not Transferred Employees whether or not such termination occurred before or after the Closing Date. Without limiting the generality of the foregoing, the Sellers shall be responsible for, and hold the Buyers harmless against, any liabilities, obligations and expenses that may be due in connection with the employment (or termination thereof) of any employees of any Dynatech Entity who are not Transferred Employees but with respect to whom any liability transfers to any Buyer by virtue of the UK Transfer of Undertakings (Protection of Employment) Regulations 1981 (the "Transfer Regulations") or by virtue of any similar law or regulation in any other country in connection with this Agreement. The Buyers shall be responsible for, and hold the Sellers harmless against, any payments or other liabilities, obligations or expenses arising from or in any way connected with the employment or the termination of employment of any of the Transferred Employees at any time after the Closing or by reason of constructive dismissal of any of the Transferred Employees outside of the United States resulting from differences between any of the terms and conditions of employment (including, without limitation, differences in pension benefits and death in service benefits) after the Closing and those in effect prior to the Closing.

         7.3 No Third Party Rights. Except as set forth in Section 7.1, nothing contained in this Agreement shall, under any circumstances whatsoever, be construed as, expressly or impliedly, constituting or creating any employment contract, offer of employment, promise of continuing employment, promise of employee benefits, or other obligation of any other kind of or by the Buyers, to, or in favor of, any employees or consultants of any Dynatech Entity, and the Buyers expressly disclaim any and all liability to any such third party arising out of this Agreement.

         7.4 Certain Transitional Benefit Matters.

              (a) Accrued Vacation. Promptly after the Closing, the Sellers shall pay each employee of each Seller whose employment by such Seller is being terminated in connection with the transactions contemplated by this Agreement, irrespective of whether such employees are Transferred Employees, the value of all unused vacation time accrued by such employee in accordance with the policies of such Dynatech Entities and in accordance with applicable law, and the Buyers shall have no liability therefor. Transferred Employees shall begin to accrue additional vacation time after the Closing in accordance with the Buyers' policies.

              (b) Thrift Plans. Effective as of the Closing Date, Dynatech Laboratories, Inc. shall cause each of its Transferred Employees to have a fully nonforfeitable right to such Transferred Employee's account balance under the Dynatech Corporation Profit-Sharing and 401(k) Savings Plan (the "Seller's Thrift Plan"). The Buyers shall take all action necessary and appropriate to extend coverage, effective as of the first day of the third month following the month in which the Closing occurs, under the Thermo Electron Corporation MoneyMatch Plus 401(k) Plan (the "Buyers' Thrift Plan") to the Transferred Employees who have met the eligibility requirements of the Seller's Thrift Plan or of the Buyers' Thrift Plan as of such date. All Transferred Employees shall be credited under the Buyers' Thrift Plan, for eligibility and vesting purposes, with the service credited under the terms of the Seller's Thrift Plan. The Sellers shall provide the Buyers with all such information as is necessary for the Buyers to carry out their obligations under the foregoing sentence. The Sellers shall cause to be made any matching or regular contributions that are required under the Seller's Thrift Plan for any period prior to the Closing Date and the Buyers shall have no responsibility therefor. Each such Transferred

Employee shall be permitted to make a lump sum withdrawal of his or her account balance under the Seller's Thrift Plan. The Buyers shall cause the Buyers' Thrift Plan to accept any direct cash rollovers with respect to such Transferred Employees from the Seller's Thrift Plan to the Buyers' Thrift Plan. As soon as practicable after the Closing, the account balances of Transferred Employees under the Seller's Thrift Plan shall be transferred from the Seller's Thrift Plan to the Buyers' Thrift Plan or, to the extent permitted under Code Sections 401(k) and 411(d)(6) and regulations thereunder, shall be made available for distribution from the Seller's Thrift Plan to Transferred Employees at their election, provided that Transferred Employees with outstanding loans under the Seller's Thrift Plan must make such election, at their discretion, by February 15, 1996. All transfers of account balances from the Seller's Thrift Plan to the Buyers' Thrift Plan shall be made in cash and promissory notes representing loans made to Transferred Employees.

              (c) U.S. Medical and Dental Benefits. Dynatech Laboratories, Inc. shall make such arrangements as may be necessary for its Transferred Employees who are residents of the United States of America to remain as participants in its medical and dental plans for a period extending up to the last day of the second month following the month in which the Closing occurs. The Buyers shall bear the cost of such coverage for such Transferred Employees during such period as follows:

                  (i) The Buyers shall pay the out-of-pocket cost of actual claims for such Transferred Employees (and their covered dependents) incurred and paid after the Closing Date under Dynatech Laboratories, Inc.'s group medical benefits plan and/or group dental plan plus an administrative fee equal to 6% of actual claims; and


                  (ii) The Buyers shall pay the premium cost for participation of such Transferred Employees (and their covered dependents) in a health maintenance organization.

              (d) Life Insurance Benefits. Life insurance coverage for any Transferred Employee who is absent from work on the Closing Date due to serious injury, long-term sickness or disability shall not become effective until such Transferred Employee's return to active employment.

         7.5 Effect of Transfer Regulations. The Buyers and the Sellers acknowledge that the Transfer Regulations apply to the sale and purchase of the UK Business under this Agreement and anticipate that the contracts of employment of the employees of the UK Business listed on Exhibit 7.1 will have effect after the Closing as if originally made with a Buyer.

         7.6 Hong Kong Employees.

              (a) On the Closing Date, the Buyers shall procure that BioAnalysis International Sales Inc. shall offer to all employees of Dynatech Hong Kong Ltd. who are employed on the Closing Date (the "Hong Kong Employees") by a letter from BioAnalysis

International Sales Inc. in terms agreed to by the Sellers, which offers employment with BioAnalysis International Sales Inc. with effect from the termination of the notice referred to in Section 7.6(b) below, on terms no less favorable to the Hong Kong Employees than those enjoyed by the Hong Kong Employees with Dynatech Hong Kong Ltd. on the Closing Date.

              (b) On the Closing Date, the Sellers shall procure that Dynatech Hong Kong Ltd. shall serve notice on the Hong Kong Employees to terminate in accordance with the terms of the applicable employment contracts their employment with Dynatech Hong Kong Ltd.

              (c) During the period from the Closing Date until the date on which the full notice period referred to in Section 7.6(b) expires in respect of the Hong Kong Employees, the Sellers will procure that Dynatech Hong Kong Ltd. shall make available to the Buyers the services of the Hong Kong Employees in order to carry on the Business. In consideration thereof, the Buyers shall reimburse (and indemnify Dynatech Hong Kong against) the cost of all wages, pension contributions, holiday pay, employer's liability and third party insurance premiums and against all claims and demands and liabilities (including all employer's liability for personal injury or otherwise) in respect of such Hong Kong Employees accruing during such period (provided, however, that this sentence shall not relieve Dynatech Hong Kong Ltd. of its obligations under
Section 7.2 with respect to employees other than Transferred Employees).

              (d) Unless with the consent of Manufacturers Life Insurance Company (if required) the policy relating to the Group Retirement Plan for Salaried Employees of Dynatech Hong Kong Ltd. (the "Plan") is assigned to the relevant Buyer or the Plan is otherwise novated or arranged as agreed between Dynatech Hong Kong Ltd. and the relevant Buyer, Dynatech Hong Kong Ltd. shall issue written instructions to Manufacturers Life Insurance Company to discontinue the Plan, with the intent that the assets of the Plan shall be distributed to the Hong Kong Employees pursuant to the provisions and conditions of the Plan document.


SECTION 8. [INTENTIONALLY OMITTED]


SECTION 9. INDEMNIFICATION.

         9.1 Indemnification by the Sellers. The Buyers, upon demand, shall be indemnified by the Sellers, jointly and severally, for the full amount of all Damages (as defined in Section 9.7 below) suffered by the Buyers as a direct or indirect result of:

              (i) the breach of any representation or warranty made by the Sellers in or pursuant to this Agreement (including without limitation the representations and warranties set forth in Section 2);

              (ii) any failure by the Sellers to perform any obligation or comply with any covenant or agreement of the Sellers specified herein or in any other document executed at the Closing;

              (iii) any claim for severance payments or other liabilities with respect to the termination of any employee (other than a Transferred Employee) by the Sellers, any claim alleging the wrongful termination of any employee (other than a Transferred Employee) by the Sellers, any claim with respect to the termination or modification of any of the Sellers' employee benefit plans or the benefits provided thereunder and any claim with respect to injury or death of employees engaged in the Business arising out of events occurring prior to the Closing, and all liabilities and expenses in connection with the employment (or termination thereof) of any person other than a Transferred Employee for whom liability transfers to any Buyer by virtue of the Transfer Regulations (or by virtue of any similar law or regulation in any other country) in connection with this Agreement (provided, however, that the Buyers agree to notify the Sellers as soon as is reasonably practicable after any discovery thereof and will, at the request of the Sellers, terminate the employment of any such person);

              (iv) any claim asserted with respect to the Excluded Liabilities;

              (v) the failure of the Sellers to obtain the protections afforded by compliance with the notification and other requirements of the bulk sales laws, fraudulent conveyance laws or other laws for the protection of creditors in force in the jurisdictions in which such laws may be applicable to either the Sellers or the transactions contemplated by this Agreement;

              (vi) any claim (including, without limitation, claims alleging death or injury to persons or damage to property), whether based in tort, contract or otherwise resulting from or caused by any product sold, or service provided, by any Dynatech Entity prior to the Closing (other than claims with respect to product or service warranties for products or services of the Business sold or delivered by any of the Dynatech Entities prior to the Closing, as contemplated by Sections 1.3(c) and 5.5 hereof); and

              (vii) any liability of any kind, arising directly or indirectly out of a default under, or a breach of, any contract or commitment of any kind by any of the Dynatech Entities prior to the Closing.

         9.2 Limitations on Indemnification by the Sellers. Notwithstanding the foregoing Section 9.1, the right of the Buyers to indemnification under Section 9.1(i) shall be subject to the following provisions:

              (a) No indemnification shall be payable to the Buyers by any Seller pursuant to Section 9.1(i) unless the total of all claims for indemnification pursuant to Section 9.1(i) shall exceed 1.25% of the Purchase Price (as adjusted in accordance with Section 1.4(b) hereof) in the aggregate, whereupon only the amount of such claims in excess of the foregoing threshold amount shall be recoverable in accordance with the terms hereof.

              (b) No indemnification shall be payable to the Buyers pursuant to
Section 9.1(i) for amounts in excess of 75% of the Purchase Price (as adjusted in accordance with Section 1.4(b) hereof) in the aggregate.

              (c) No indemnification shall be payable to the Buyers pursuant to
Section 9.1(i) with respect to any claim asserted by the Buyers after August 7, 1997 (the "Indemnification Cut-Off Date"); provided, however, that the foregoing shall not apply to Claims resulting from any breach of the representations and warranties contained in (i) the first sentence of Section 2.1; (ii) the second sentence of Section 2.3; (iii) Section 2.4; or (iv) Section 2.6(c).

         9.3 Indemnification by the Buyers. The Sellers, upon demand, shall be indemnified by the Buyers, jointly and severally, for the full amount of all Damages suffered by the Sellers as a direct or indirect result of:

              (i) the breach of any representation or warranty made by the Buyers in or pursuant to this Agreement (including without limitation the representations and warranties set forth in Section 3);

              (ii) any failure by the Buyers to perform any obligation or comply with any covenant or agreement of the Buyers specified herein or in any other document executed at the Closing;

              (iii) any claim for payments or other liabilities with respect to the employment (or the termination thereof) of any Transferred Employee, any claim alleging the wrongful termination of any Transferred Employee by the Buyers (including, without limitation, constructive dismissal of any Transferred Employee outside of the United States resulting from a difference between the terms and conditions of employment (including, without limitation, differences in pension benefits and death in service benefits) after the Closing and those in effect prior to the Closing), any claim with respect to the termination or modification of any of the Buyers' employee benefit plans or the benefits provided thereunder and any claim with respect to the injury or death of any Transferred Employee arising out of events occurring after the Closing;

              (iv) any claim asserted with respect to the Liabilities;

              (v) any claim (including, without limitation, claims alleging death or injury to persons or damage to property), whether based in tort, contract or otherwise resulting from or caused by any product sold, or service provided, by the Buyers subsequent to the Closing; and

              (vi) any activities of the Buyers after the Closing, whether arising out of the operation of the Business or the ownership or use of the Subject Assets after the Closing, including without limitation any violation of any Environmental Law resulting from the conduct of the Business by any Buyer after the Closing Date (provided, however, that nothing in this clause (vi) shall be construed to limit the scope of any representation, warranty or covenant of the Sellers made herein or to otherwise limit or affect the Sellers' obligation to indemnify the Buyers pursuant to Section 9.1 hereof).

         9.4 Limitations on Indemnification by the Buyers. Notwithstanding the foregoing Section 9.3, the rights of the Sellers to indemnification under
Section 9.3(i) shall be subject to the following provision:

              (a) No indemnification shall be payable to the Sellers by any Buyer pursuant to Section 9.3(i) unless the total of all claims for indemnification pursuant to Section 9.3(i) shall exceed 1.25% of the Purchase Price (as adjusted in accordance with Section 1.4(b) hereof) in the aggregate, whereupon only the amount of such claims in excess of the foregoing threshold amount shall be recoverable in accordance with the terms hereof.

              (b) No indemnification shall be payable to the Sellers pursuant to
Section 9.3(i) for amounts in excess of 75% of the Purchase Price (as adjusted in accordance with Section 1.4(b) hereof) in the aggregate.

              (c) No indemnification shall be payable to the Sellers pursuant to
Section 9.3(i) with respect to any claim asserted by the Sellers after the Indemnification Cut-Off Date; provided, however, that the foregoing shall not apply to Claims resulting from any breach of the representations and warranties contained in (i) Section 3.1; (ii) Section 3.2; or (iii) Section 3.3.

         9.5 Notice; Defense of Claims.

              (a) Promptly after receipt by any indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder are reasonably likely to apply, such party shall give notice thereof in writing to (i) Dynatech, in the case of an indemnification demand by the Buyers, or (ii) BioAnalysis, in the case of an indemnification demand by the Sellers (as the case may be, the "Indemnifying Party"). Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense.

              (b) The Indemnifying Party shall have the right, exercisable upon written notice to the party demanding indemnification (the "Indemnified Party") within 20 days after receiving the notice referred to in Section 9.5(a), at its expense, to defend, contest, protest, settle and otherwise control the resolution of any such claim, action or proceeding. The Indemnifying Party shall keep the Indemnified Party apprised of developments with respect to any such claim, action or proceeding, and the Indemnified Party shall have the right to consult with the Indemnifying Party, and to participate therein, subject to the Indemnifying Party's right of control thereof, at the Indemnified Party's expense and with counsel selected by the Indemnified Party. If the Indemnifying Party shall notify the Indemnified Party that the Indemnifying Party has elected to assume any such defense, contest or protest, then the Indemnifying Party shall not be liable to the Indemnified Party hereunder for any legal or other expense subsequently incurred by the Indemnified Party in connection therewith.

              (c) If the Indemnifying Party does not notify the Indemnified Party of its election to defend any claim as provided in Section 9.5(b), then the Indemnified Party may defend, contest, protest, settle and otherwise control the resolution of such claim, action or proceeding. The Indemnified Party shall keep the Indemnifying Party apprised of developments with respect to any such claim, action or proceeding, and the Indemnifying Party shall have the right to consult with the Indemnified Party, and to participate therein, subject to the Indemnified Party's right of control thereof, at the Indemnifying Party's expense and with counsel selected by the Indemnifying Party. If such event, then the Indemnified Party shall not be liable to the Indemnifying Party hereunder for any legal or other expense subsequently incurred by the Indemnifying Party in connection therewith.

         9.6 Payment of Claims; Arbitration. All claims (other than claims made by third parties which are the subject of a good faith dispute between the Indemnified Party (or the Indemnifying Party) and any such third party) shall be paid or otherwise satisfied by the Indemnifying Party within 60 days after notice thereof is given by the Indemnified Party. If within said 60-day period, the Indemnifying Party indicates in a writing delivered to the Indemnified Party that it disputes the nature or amount of the claim, the dispute upon the election of any party hereto after said 60-day period shall be referred to Endispute to be settled by arbitration in Boston, Massachusetts in accordance with the commercial arbitration rules of said organization. The fees and expenses of the arbitrator shall be borne by the parties in such proportions as shall be determined by the arbitration, or if there is no such determination then such fees and expenses shall be borne equally by (a) the Indemnifying Party and (b) the Indemnified Party. The determination of the arbitrator as to the amount, if any, of the indemnification claim which is properly allowable shall be conclusive and binding upon the parties hereto and judgment may be entered thereon in any court having jurisdiction thereof.

         9.7 Definition of Damages. An Indemnified Party shall be entitled to recover the full amount of any liabilities, expenses, costs or loss incurred due to the matter for which indemnification is sought, including reasonable attorney's fees incurred in connection therewith, but any recovery shall be net of any economic benefit to which the Indemnified Party is entitled due to such liabilities, expenses, costs or loss, including, without limitation, (i) any tax refund, reduction or benefit, (ii) any insurance proceeds (excluding self-insured amounts and deductible amounts) and (iii) any warranty reimbursements (collectively, "Damages"). Notwithstanding the foregoing, insurance proceeds to which the Indemnified Party may be entitled shall not reduce the Damages recoverable from the Indemnifying Party if the Indemnified Party shall determine, in good faith, that filing a claim therefor would be likely either to result in (i) a significant increase in the premiums payable with respect to the continuation of such insurance coverage or (ii) the cancellation of the applicable policy. In no event shall any Indemnified Party be awarded punitive or multiple damages.

         9.8 Limitation on Remedies. It is specifically understood and agreed that, in the absence of knowing and intentional fraud by any party hereto, in the event a misrepresentation or breach of warranty or covenant is discovered by any party after the Closing, such party's remedies shall be limited solely to the indemnification set forth in this Section 9 of this Agreement.


SECTION 10. MISCELLANEOUS.

         10.1 Bulk Sales Law. Subject to the Sellers' indemnification obligations under Section 9.1(v) hereunder, the Buyers waive compliance by the Sellers with the provisions of any applicable bulk sales, fraudulent conveyance or other law for the protection of creditors in connection with the transfer of the Subject Assets under this Agreement.

         10.2 Fees and Expenses.

              (a) Each of the Sellers, on the one hand, and each of the Buyers, on the other hand, will bear their own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, including, without limitation, any broker's commission or finder's fee incurred by any of such parties. Dynatech will pay all of the expenses incurred by Dynatech GmbH in connection with this Agreement and the consummation of the transactions contemplated hereby.

              (b) Except as provided in Section 1.10 with respect to sales and transfer taxes on the Subject Assets, the Buyers will pay all costs incurred, whether at or subsequent to the Closing, in connection with the transfer of the Subject Assets to the Buyers as contemplated by this Agreement, including without limitation, all recording charges and fees applicable to the recordation of deeds and mortgages and other instruments of transfer; and all costs of obtaining or transferring permits, registrations, applications and other tangible and intangible properties.

         10.3 Governing Law. This Agreement shall be construed under and governed by the internal laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions.

         10.4 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission or overnight courier, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid.

All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

     TO SELLERS:                     c/o Dynatech Corporation
                                     3 New England Executive Park
                                     Burlington, MA  01803
                                     Attn.:  Roger C. Cady, Vice President
                                     Business Development

     In each case, with a copy to:   Goodwin, Procter & Hoar
                                     Exchange Place
                                     Boston, MA  02109
                                     Attn.:  Edward T. O'Dell, Jr., P.C.

     TO BUYERS:                      c/o Thermo BioAnalysis Corporation
                                     27 Forge Parkway
                                     Franklin, MA  02038
                                     Attn.:  Barry S. Howe,
                                     Chief Executive Officer

     In each case, with a copy to:   Thermo Electron Corporation
                                     81 Wyman Street
                                     P.O. Box 9046
                                     Waltham, MA 02254-9046
                                     Attn.:  General Counsel

Any notice given hereunder may be given on behalf of any party by counsel to such party or other authorized representatives.

         10.5 Entire Agreement.

              (a) This Agreement, including the Disclosure Memorandum and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings; no promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Disclosure Memorandum and Exhibits or in such other writings, and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Disclosure Memorandum or Exhibits or in such other writings.

              (b) The parties acknowledge and agree that the terms of this Agreement, including the scope and content of the representations and warranties of the parties in Sections 2 and 4, and the indemnification provisions and the limitations thereon in Section 9, have been negotiated by the parties and are intended to be the full statement of the parties' agreement with respect to the matters set forth therein. The parties therefore agree that, notwithstanding the terms of any local transfer agreement, instrument of assignment or other agreement or document intended to effect or supplement the transactions contemplated hereby in any jurisdiction other than the United States (a "Local Transfer Agreement"), in the event of any inconsistency between the terms of this Agreement and any Local Transfer Agreement, the terms of this Agreement shall govern and control.

              (c) The execution and delivery of any Local Transfer Agreement shall be subject to the consummation of the transactions contemplated hereby and shall not be effective unless and until the Closing hereunder takes place. If the Closing hereunder does not take place or if this Agreement is terminated, any Local Transfer Agreement shall be null and void and of no force or effect.

         10.6 Assignability; Binding Effect. This Agreement shall only be assignable by the Buyers to one or more corporations or partnerships controlling, controlled by or under common control with the Buyers upon written notice to Dynatech, provided that such assignment shall not relieve the Buyers of any of their obligations hereunder. This Agreement may not be assigned by the Sellers without the prior written consent of BioAnalysis. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, and permitted assigns.

         10.7 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

         10.8 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

         10.9 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

         10.10 Press Releases. The content of any press release of the consummation of the transactions contemplated by this Agreement by any party hereto shall be subject to the review and approval of BioAnalysis and Dynatech, such review to be timely and such approval not to be unreasonably withheld.

         10.11 Consent to Jurisdiction. Solely for the purpose of allowing a party to enforce its indemnification and other rights hereunder, each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of Massachusetts.





                    [REMAINDER OF PAGE INTENTIONALLY BLANK.]

                       PURCHASE AGREEMENT SIGNATURE PAGE

         IN WITNESS WHEREOF the parties hereto have executed or caused this Agreement to be executed by their duly authorized representatives as of the date set forth above.

                                            DYNATECH LABORATORIES, INC.


                                            By:     /s/ Robert H. Hertz
                                                --------------------------------
                                                    Name:  Robert H. Hertz
                                                    Title:  Duly Authorized


                                            DYNATECH HONG KONG LTD.


                                            By:     /s/ Robert H. Hertz
                                                --------------------------------
                                                    Name:  Robert H. Hertz
                                                    Title:  Duly Authorized


                                            DYNATECH CORPORATION LIMITED


                                            By:     /s/ Robert H. Hertz
                                                --------------------------------
                                                    Name:  Robert H. Hertz
                                                    Title:  Duly Authorized


                                            LABORATOIRES DYNATECH, S.A.R.L.


                                            By:     /s/ Robert H. Hertz
                                                --------------------------------
                                                    Name:  Robert H. Hertz
                                                    Title:  Duly Authorized

                           DYNATECH MEDICAL PRODUCTS LIMITED


                           By:     /s/ Robert H. Hertz
                               -------------------------------------------------
                                   Name:  Robert H. Hertz
                                   Title:  Duly Authorized


                           DYNATECH CORPORATION


                           By:     /s/ Robert H. Hertz
                               -------------------------------------------------
                                   Name:  Robert H. Hertz
                                   Title:  Chief Financial Officer & Treasurer


                           THERMO BIOANALYSIS CORPORATION


                           By:     /s/ Barry S. Howe
                               -------------------------------------------------
                                   Name:  Barry S. Howe
                                   Title:  President


                           THERMO BIOANALYSIS LIMITED


                           By:     /s/ Barry S. Howe
                               -------------------------------------------------
                               Name:  Barry S. Howe
                               Title:  Director


                           THERMO BIOANALYSIS (GUERNSEY) LIMITED


                           By:     /s/ John A. Pike
                               -------------------------------------------------
                               Name:  John Anthony Pike
                               Title:  Director

                           THERMO BIOANALYSIS SA


                           By:     /s/ Pierre Caudy
                               -------------------------------------------------
                               Name:  Pierre Caudy
                               Title: President du Conseil d'Administration


                           DLW INC.


                           By:     /s/ Barry S. Howe
                               -------------------------------------------------
                           Name:  Barry S. Howe
                           Title:  President


                           BIOANALYSIS INTERNATIONAL SALES INC.


                           By:     /s/ Barry S. Howe
                               -------------------------------------------------
                               Name:  Barry S. Howe
                               Title:  President


                           THERMO INSTRUMENT SYSTEMS INC.


                           By:     /s/ Barry S. Howe
                               -------------------------------------------------
                               Name:  Barry S. Howe
                               Title:  Vice President